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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

HELMERICH & PAYNE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1437 South Boulder Avenue
Tulsa, Oklahoma 74119

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Helmerich & Payne, Inc. (the "Company"), will be held at Boulder Towers, H&P Conference Center, Eleventh Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Tuesday, March 5, 2019, for the following purposes:

  1.
  To elect as Directors of the Company the ten nominees named in the attached proxy statement to serve until the Annual Meeting of Stockholders in 2020.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for our fiscal year ending September 30, 2019.

  3.
  To cast an advisory vote to approve the compensation of the Company's executives disclosed in the attached proxy statement.

  4.
  To consider and transact any other business which properly may come before the meeting or any adjournment thereof.

In accordance with the Company's Amended and Restated By-laws (the "By-laws"), the close of business on January 9, 2019, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting. The stock transfer books will not close.

The Company is pleased to take advantage of the rules of the Securities and Exchange Commission (the "SEC") that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. The Company is mailing to most of its stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of the proxy statement, proxy and 2018 Annual Report to Stockholders. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

Your vote is important! Whether or not you expect to be present at the Annual Meeting, please vote as promptly as possible so that we may be assured of a quorum to transact business. You may vote by using the Internet or telephone, or by signing, dating and returning the proxy mailed to those who receive paper copies of this proxy statement. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,
/s/ DEBRA R. STOCKTON
Debra R. Stockton
General Counsel and Corporate Secretary
Tulsa, Oklahoma January 22, 2019

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on March 5, 2019

This proxy statement and our 2018 Annual Report to Stockholders are available at www.proxyvote.com.

1437 South Boulder Avenue
Tulsa, Oklahoma 74119

PROXY STATEMENT

General Information

        As a stockholder of Helmerich & Payne, Inc., you are invited to attend the Annual Meeting of Stockholders on March 5, 2019 (the "Annual Meeting") and vote on the items of business described in this proxy statement. The proxy is being solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Helmerich & Payne, Inc., and will be voted at the Annual Meeting. Throughout this proxy statement, Helmerich & Payne, Inc. is referred to as the "Company," "we," "our" or "us."

Important Notice of Electronic Availability of Materials

        As permitted by the rules of the SEC, we are making our 2018 Annual Report to Stockholders and this proxy statement available to stockholders electronically via the Internet at the following website: www.proxyvote.com. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials ("Notice"), which was mailed to most of our stockholders, explains how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice. Stockholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice and are receiving the proxy materials in the format requested. The Notice and the proxy materials are first being made available to our stockholders on or about January 22, 2019.

Annual Meeting Information

        Our Annual Meeting will be held at Boulder Towers, H&P Conference Center, Eleventh Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Tuesday, March 5, 2019, unless adjourned or postponed. Directions to the meeting can be obtained by calling our Investor Relations department at 918-742-5531.

Attendance

        If your shares are registered directly in your name with the Company's transfer agent, you are considered a "stockholder of record." If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered a "beneficial owner" of those shares. Only stockholders of record or beneficial owners of the Company's common shares may attend the meeting in person. If you are a stockholder of record, you may be asked to present proof of identification, such as a driver's license. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, which will be distributed upon entrance to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described in this proxy statement so that your vote will be counted if you later decide not to attend the Annual Meeting.

Items of Business at Annual Meeting

        The Items of business scheduled to be voted on at the Annual Meeting are:

Proposal 1 —	The election of the ten nominees named in this proxy statement as Directors of the Company;
Proposal 2 —	The ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending September 30, 2019; and
Proposal 3 —	The advisory vote on executive compensation.

        We will also consider any other business that properly comes before the Annual Meeting.

Board Recommendation on Voting

        Our Board of Directors recommends that you vote your shares FOR the ten Director nominees identified under Proposal 1, and FOR Proposals 2 and 3.

Voting Information

        Record date and quorum.    The holders of a majority of our outstanding common stock entitled to vote at the Annual Meeting must be present in person or by proxy for the transaction of business. This is called a "quorum." Abstentions and broker non-votes (as defined below) will be counted as present for purposes of determining the presence of a quorum at the meeting. At the close of business on January 9, 2019, there were 109,404,890 issued and outstanding shares of our common stock, the holders of which are entitled to one vote per share on all matters. We have no other class of securities entitled to vote at the meeting. Only stockholders of record at the close of business on January 9, 2019, will be entitled to vote at the Annual Meeting.

        Submitting voting instructions for shares held in your name (i.e., you are a stockholder of record).    You may vote your shares of common stock by telephone or over the Internet, which saves the Company money, or by completing, signing and returning a proxy. A properly submitted proxy will be voted in accordance with your instructions unless you subsequently revoke your instructions. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board of Director's recommendation with respect to Proposals 1, 2 and 3 (i.e., FOR the ten Director nominees identified in this proxy statement, and FOR Proposals 2 and 3).

        Submitting voting instructions for shares held in street name (i.e., you are the beneficial owner of your shares).    If you are a beneficial owner of shares, you must follow the instructions you receive from your broker or other organization holding your shares on your behalf. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the Annual Meeting. If you do not submit voting instructions to the organization that holds your shares on your behalf, that organization may still be permitted to vote your shares. Under applicable New York Stock Exchange ("NYSE") rules, the organization that holds your shares may generally vote on routine matters. Proposal 2, the ratification of the appointment of the Company's independent auditors, is a routine matter. However, absent specific instructions from beneficial owners, brokers may not vote for non-routine matters. Proposal 1, the election of Directors, and Proposal 3, the advisory vote on executive compensation, are non-routine matters. Such shares that are considered present at the Annual Meeting, but not voted by the broker with respect to Proposals 1 and 3, are referred to herein as "broker non-votes."

        Revoking your proxy.    Any stockholder giving a proxy may revoke it at any time by submission of a later dated proxy or subsequent Internet or telephonic proxy. Stockholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person by written ballot.

        Voting Requirements.    The election of Directors will require the affirmative vote of a majority of the votes cast by the shares of common stock voting in person or by proxy at the Annual Meeting. A majority of the votes cast means that the number of shares voted FOR a Director must exceed the number of shares voted AGAINST that Director. As a result, abstentions and broker non-votes will not affect the outcome of the election of Directors. Any Director who receives a greater number of votes AGAINST his or her election than votes FOR such election will tender his or her resignation to the Board of Directors in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board of Directors whether to accept or reject the resignation. The Board of Directors will consider all factors it deems relevant, make a determination and publicly disclose its decision within 120 days following the date of the Annual Meeting.

        With regard to Proposals 2 and 3, the affirmative vote of a majority of shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required for approval. As a result, abstentions will have the same effect as a vote AGAINST Proposals 2 and 3. A broker non-vote is not considered a share entitled to vote on the particular matter. Therefore, broker non-votes will not affect the outcome of Proposal 3.

        Each outstanding share of our common stock will be entitled to one vote on each matter considered at the meeting. With regard to Proposal 1, the election of Directors, stockholders may vote FOR or AGAINST a Director nominee or abstain from voting on a Director nominee. The proxies executed and returned (or delivered via telephone or over the Internet) can be voted only for the named nominees. With regard to Proposal 2, ratification of the appointment of the Company's independent auditors, and Proposal 3, the advisory vote on executive compensation, a stockholder may vote FOR or AGAINST the matter or abstain from voting on the matter.

Vote Tabulation and Results

        Broadridge Financial Solutions, Inc. ("Broadridge") will tabulate all votes which are received prior to the date of the Annual Meeting. We have appointed two employee inspectors to receive Broadridge's tabulation, to tabulate all other votes, and to certify the voting results. We intend to publish the final results of each Proposal in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Solicitation of Proxies

        The cost of this solicitation will be paid by us. In addition, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our officers and employees who will not receive additional compensation for solicitation activities.

Other Matters

        As of this date, management of the Company knows of no business which will come before the Annual Meeting other than that set forth in the notice of the meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote on it in accordance with their best judgment.

Security Ownership of Certain Beneficial Owners

        The following table sets forth those persons or groups who, to our knowledge, beneficially own more than 5% of our common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned, as of December 20, 2018. At the close of business on December 20, 2018, there were 109,395,449 issued and outstanding shares of our common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	11,346,412 (1)	10.37%

Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	10,964,664 (2)	10.02%

Common Stock	Capital International Investors 11100 Santa Monica Boulevard, 16th floor Los Angeles, CA 90025	8,772,006 (3)	8.01%

Common Stock	State Farm Mutual Automobile Insurance Company One State Farm Plaza Bloomington, Illinois 61710	8,285,410 (4)	7.57%

Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	6,485,378 (5)	5.93%

Common Stock	Capital World Investors 333 South Hope Street Los Angeles, CA 90071	6,144,000 (6)	5.62%

(1)
This information is based on BlackRock, Inc.'s Schedule 13G Amendment filed with the SEC on January 19, 2018. Of the shares reported as beneficially owned, BlackRock, Inc. has sole dispositive power over 11,346,412 shares and sole voting power over 10,379,867 shares.

(2)
This information is based on The Vanguard Group, Inc.'s Schedule 13G Amendment filed with the SEC on March 12, 2018. Of the shares reported as beneficially owned, The Vanguard Group, Inc. has sole voting power over 146,256 shares, sole dispositive power over 10,798,438 shares, shared voting power over 33,987 shares and shared dispositive power over 166,226 shares.

(3)
This information is based on Capital International Investors' Schedule 13G filed with the SEC on February 14, 2018. Of the shares reported as beneficially owned, Capital International Investors has sole voting power over 8,765,341 shares and sole dispositive power over 8,772,006 shares.

(4)
This information is based on State Farm Mutual Automobile Insurance Company's Schedule 13G filed with the SEC on February 8, 2018. Of the shares reported as beneficially owned, State Farm Mutual Automobile Insurance Company has sole voting and dispositive power over 8,257,200 shares and shared voting and dispositive power over 28,210 shares.

(5)
This information is based on State Street Corporation's Schedule 13G filed with the SEC on February 14, 2018. Of the shares reported as beneficially owned, State Street Corporation has shared voting and dispositive power over 6,485,378 shares.

(6)
This information is based on Capital World Investors' Schedule 13G Amendment filed with the SEC on February 14, 2018. Of the shares reported as beneficially owned, Capital World Investors has sole voting and dispositive power over 6,144,000 shares.

Executive Officers

        The following table sets forth the names and ages of our executive officers, together with all positions and offices held by such executive officers with the Company. Except as noted below, all positions and offices held are with the Company. Officers are elected to serve until the meeting of the Board of Directors following the next Annual Meeting of Stockholders, until their successors have been duly elected and qualified or until their earlier resignation or removal.

John W. Lindsay, 58	President and Chief Executive Officer since March 2014; President and Chief Operating Officer from September 2012 to March 2014; Director since September 2012; Executive Vice President and Chief Operating Officer from 2010 to September 2012; Executive Vice President, U.S. and International Operations of Helmerich & Payne International Drilling Co. from 2006 to 2012; Vice President of U.S. Land Operations of Helmerich & Payne International Drilling Co. from 1997 to 2006
Mark W. Smith, 48	Vice President and Chief Financial Officer since June 2018; Chief Financial Officer Designate from May 2018 to June 2018

Prior to joining the Company, Mr. Smith served as Senior Vice President and Chief Financial Officer of Atwood Oceanics, Inc. from June 2015 to October 2017; Vice President, Chief Accounting Officer of Atwood Oceanics, Inc. from May 2014 to June 2015; Vice President, Corporate Services of Atwood Oceanics, Inc. from August 2011 to May 2014

Robert L. Stauder, 56

Senior Vice President and Chief Engineer of Helmerich & Payne International Drilling Co. since January 2012; Vice President and Chief Engineer of Helmerich & Payne International Drilling Co. from July 2010 to January 2012; Vice President, Engineering of Helmerich & Payne International Drilling Co. from 2006 to July 2010

Wade W. Clark, 54

Vice President, U.S. Land of Helmerich & Payne International Drilling Co. since August 2017; Regional Vice President, U.S. Land of Helmerich & Payne International Drilling Co. from July 2012 to August 2017; Vice President, North Region U.S. Land Operations of Helmerich & Payne International Drilling Co. from March 2008 to July 2012

Michael P. Lennox, 38	Vice President, U.S. Land of Helmerich & Payne International Drilling Co., since August 2017; District Manager of Helmerich & Payne International Drilling Co. from December 2012 to August 2017
John R. Bell, 48

Vice President, International and Offshore Operations of Helmerich & Payne International Drilling Co. since August 2017; Vice President, Corporate Services from January 2015 to August 2017; Vice President of Human Resources from March 2012 to January 2015; Director of Human Resources from July 2002 to March 2012

Cara M. Hair, 42

Vice President, Corporate Services and Chief Legal and Compliance Officer since August 2017; Vice President, General Counsel and Chief Compliance Officer from March 2015 to August 2017; Deputy General Counsel from June 2014 to March 2015; Senior Attorney from January 2013 to June 2014; Attorney from 2006 to January 2013

Juan Pablo Tardio, 53

Vice President and Chief Financial Officer from April 2010 until his retirement in June 2018; Director of Investor Relations from January 2008 to April 2010; Manager of Investor Relations from August 2005 to January 2008

Security Ownership of Management

        The following table sets forth the total number of shares of our common stock beneficially owned by each of the present Directors and nominees, our Chief Executive Officer ("CEO"), all other executive officers named in the Summary Compensation Table, and all Directors and executive officers as a group, and the percent of the outstanding common stock so owned by each as of December 20, 2018.

Directors and Named Executive Officers	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Hans Helmerich	Common Stock	2,963,670 (3)	2.71%
John W. Lindsay	Common Stock	782,888 (4)
John R. Bell	Common Stock	174,171 (5)
Robert L. Stauder	Common Stock	114,707 (6)
Edward B. Rust, Jr.	Common Stock	91,697 (7)
John D. Zeglis	Common Stock	84,697 (8)
Cara M. Hair	Common Stock	73,762 (9)
Randy A. Foutch	Common Stock	64,581 (10)
Thomas A. Petrie	Common Stock	57,242 (11)
Donald F. Robillard, Jr.	Common Stock	51,156 (12)
Paula Marshall	Common Stock	50,184 (13)
Kevin G. Cramton	Common Stock	18,399 (14)
José R. Mas	Common Stock	18,399 (15)
Mark W. Smith	Common Stock	16,681 (16)
Delaney M. Bellinger	Common Stock	3,669 (17)
Juan Pablo Tardio	Common Stock	— (18)
All Directors and Executive Officers as a Group	Common Stock	4,565,903 (19)	4.17%

(1)
Unless otherwise indicated, all shares are owned directly by the named person, and he or she has sole voting and investment power with respect to such shares. Shares owned include restricted shares over which the named person has voting but not investment power. Stock options held by the named person include options exercisable within 60 days of December 20, 2018.

(2)
Percentage calculation not included if beneficial ownership is less than one percent of class.

(3)
Includes options to purchase 313,860 shares; 4,445 restricted shares; 21,287 shares fully vested under our 401(k) Plan; 27,470 shares owned by Mr. Helmerich's wife, with respect to which he has disclaimed all beneficial ownership; 1,583,015 shares held by Mr. Helmerich as Trustee for various family trusts for which he possesses voting and investment power; 65,600 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Trustee for which he possesses voting and investment power; 120,000 shares owned by Saddleridge LLC, of which he is a manager and possesses voting and investment power, 4,000 of Helmerich Grandchildren LLC, of which he is a manager and possesses voting and investment power, and 40,000 shares owned by the Ivy League, Inc., of which he is an officer and director and possesses voting and investment power.

(4)
Includes options to purchase 562,498 shares; 44,367 restricted shares; and 9,162 shares fully vested under our 401(k) Plan.

(5)
Includes options to purchase 114,471 shares; 19,506 restricted shares; and 1,780 shares fully vested under our 401(k) Plan.

(6)
Includes options to purchase 84,057 shares and 25,345 restricted shares.

(7)
Includes options to purchase 48,968 shares and 2,963 restricted shares.

(8)
Includes options to purchase 48,968 shares and 2,963 restricted shares.

(9)
Includes options to purchase 48,224 shares and 18,111 restricted shares.

(10)
Includes options to purchase 48,968 shares and 2,963 restricted shares.

(11)
Includes options to purchase 42,945 shares and 2,963 restricted shares.

(12)
Includes options to purchase 40,159 shares and 2,963 restricted shares.

(13)
Includes options to purchase 37,659 shares.

(14)
Includes options to purchase 12,613 shares and 2,963 restricted shares.

(15)
Includes options to purchase 12,613 shares and 2,963 restricted shares.

(16)
Includes 16,681 restricted shares.

(17)
Includes 3,669 restricted shares.

(18)
Mr. Tardio served as Vice President and CFO of the Company until his retirement in June 2018.

(19)
Includes options to purchase 1,416,003 shares; 152,865 restricted shares; and 32,229 shares fully vested under our 401(k) Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

        At the Annual Meeting, ten Directors are to be elected for terms of one year each. Ms. Delaney M. Bellinger, who was appointed to the Board of Directors on July 1, 2018 and will stand for election at the 2019 Annual Meeting, was identified by a third-party search firm engaged by the Nominating and Corporate Governance Committee to assist in identifying potential Directors.

        As previously disclosed, Paula Marshall informed the Board of Directors on November 20, 2018 of her decision to retire with effect from December 13, 2018 and not to stand for re-election at the 2019 Annual Meeting. In connection with Ms. Marshall's retirement, the Board of Directors reduced the size of the Board of Directors from 11 to 10 at its meeting on December 14, 2018. All other incumbent Directors are standing for re-election. All nominees have agreed to be named in this proxy statement and have indicated a readiness to continue to serve if elected. The Nominating and Corporate Governance Committee of our Board of Directors has determined that each of the nominees qualifies for election under its criteria for evaluation of directors and has recommended that each of the candidates be nominated for election. If any nominee becomes unable to serve before the Annual Meeting, shares represented by proxy may be voted for a substitute designated by the Board of Directors, unless a contrary instruction is noted on the proxy. The Board of Directors has no reason to believe that any of the nominees will become unavailable. As detailed under "Corporate Governance — Director Independence" below, the Board of Directors has affirmatively determined that each of the nominees, other than Messrs. Helmerich and Lindsay, qualifies as "independent" as that term is defined under the rules of the NYSE and the SEC, as well as our Corporate Governance Guidelines.

        The information that follows, including principal occupation or employment for the past five or more years and a summary of each individual's experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a Director in light of our current business and structure, is furnished with respect to each Director nominee.

Director Nominees

Delaney M. Bellinger — Ms. Bellinger, age 60, has served as a Director of the Company since 2018. Ms. Bellinger served as the Chief Information Officer for Huntsman Corporation, a global manufacturer and marketer of differentiated chemicals, from 2016 to 2018. Prior to her role at Huntsman, she was the Chief Information Officer for EP Energy in Houston, Texas. Before joining EP Energy, she was the Chief Information Officer for YUM! Brands, Inc., formerly Tricon Global Restaurants, for 10 years. Prior to joining YUM! Brands, Ms. Bellinger held technical development, account management, as well as sales and consulting positions during her 13-year career with EDS following her Drilling Engineer position with ExxonMobil. She holds a B.E. in Civil Engineering from Vanderbilt University. Ms. Bellinger has served on the Board of Directors for the Women's Foodservice Forum. She was the Chair of the National Retail Federation Chief Information Officers Board, and served on the Board of The Parish School. She is currently on the non-profit Board for TicKids and The Advisory Board of The Gateway Academy in Houston, Texas. The Board believes that Ms. Bellinger provides significant insight and guidance to the Board and the Company as a result of her experience in the oil and gas industry and expertise as a Chief Information Officer.

Kevin G. Cramton — Mr. Cramton, age 59, has served as a Director of the Company since 2017. He has been an operating partner at HCI Equity Partners, a private equity firm headquartered in Washington, D.C., since 2016. He served as Executive Chairman of the Board of Atlantix Global Systems, a leading reseller of IT hardware and services, from 2016 to 2017. Mr. Cramton served from 2012 to 2015 as the Chief Executive Officer of Cardone Industries, the largest remanufacturer of automotive aftermarket components. Mr. Cramton served from 2011 to 2012 as Chief Executive Officer of Revstone Industries, a major supplier of highly engineered automotive components, and from 2007 to 2011 as Managing Director of RHJ International (Ripplewood Holdings), a publicly traded, investment holding company. Mr. Cramton has served on various company boards (both public and private) and worked in various management positions during a 20-year career at Ford Motor Company. Mr. Cramton holds a B.A. in Business Administration and a Master of Business Administration degree from Michigan State University. The Board believes that Mr. Cramton's diverse business experience, including his chief executive officer experience, enables him to provide the Board and the Company with valuable input and guidance.

Randy A. Foutch — Mr. Foutch, age 67, has served as a Director of the Company since 2007. In 2007, Mr. Foutch founded Laredo Petroleum, Inc., a publicly traded Mid-Continent focused oil and natural gas exploration and production company, where he has served as a director, Chairman of the Board and Chief Executive Officer since 2007. He founded and served in executive roles with Pogo Producing Company and Lariat Petroleum, Inc. prior to their sales. He has also served as a Director of Bill Barrett Corporation from 2006 to 2011, MacroSolve, Inc. from 2006 to 2008 and Cheniere Energy, Inc. from 2013 to 2015. Mr. Foutch also serves on several nonprofit and private industry boards. He holds a Bachelor of Science degree in Geology from the University of Texas and a Master of Science degree in Petroleum Engineering from the University of Houston. As a result of Mr. Foutch's service as a chief executive officer and in other executive positions and as a director of several oil and gas exploration and development companies, the Board believes that he provides valuable business, leadership and management experience and insights into many aspects of the oil, natural gas and contract drilling industries. The Board believes Mr. Foutch's background provides the necessary expertise to serve as Chairman of the Nominating and Corporate Governance Committee of the Board of Directors.

Hans Helmerich — Mr. Helmerich, age 60, has served as Chairman of the Board since 2012. Mr. Helmerich has been a Director of the Company since 1987. He served as Chief Executive Officer from 1989 to 2014 and President from 1987 to 2012. Mr. Helmerich has been a Director of Cimarex Energy Co., a publicly traded energy exploration and production company since 2002. He has been a Trustee of The Northwestern Mutual Life Insurance Company since 2006. He was a Director of Atwood Oceanics, Inc. from 1989 to 2017. He is a graduate of Dartmouth College and completed the Harvard Business School Program for Management Development. The Board believes that Mr. Helmerich brings to the Board in-depth experience as a business executive in the contract drilling industry. For over 25 years, Mr. Helmerich provided continuity of leadership and strategic vision which resulted in the Company's significant growth and outstanding peer performance.

John W. Lindsay — Mr. Lindsay, age 58, has served as Chief Executive Officer since 2014 and President since 2012. He has been a Director of the Company since 2012. He also holds the position of President of subsidiary companies. Mr. Lindsay joined the Company in 1987 and has served in various positions, including Vice President, U.S. Land Operations from 1997 to 2006, Executive Vice President, U.S. and International Operations of Helmerich & Payne International Drilling Co., from 2006 to 2010, Executive Vice President and Chief Operating Officer of the Company from 2010 to 2012, and President and Chief Operating Officer of the Company from 2012 to 2014. Mr. Lindsay is also a Director of Arcosa, Inc., a publicly traded company, since 2018. He is a graduate of the University of Tulsa and holds a Bachelor of Science degree in Petroleum Engineering. The Board believes that Mr. Lindsay brings to the Board and the Company significant knowledge and experience in the contract drilling industry. He provides a management representative on the Board with extensive knowledge of our day-to-day operations which facilitates the Board's oversight of management's strategy, planning and performance.

José R. Mas — Mr. Mas, age 47, has served as a Director of the Company since 2017. Mr. Mas has served as the Chief Executive Officer of MasTec, Inc. since April 2007. He joined MasTec, Inc. in 1992 and has been a member of MasTec, Inc.'s Board of Directors since 2001. MasTec, Inc. is a leading infrastructure construction company operating primarily throughout North America across a range of industries. MasTec, Inc.'s primary activities include the engineering, building, installation, maintenance and upgrade of energy, utility, and communications infrastructure. He previously served on the Boards of Neff Rental for six years and the United States Hispanic Chamber of Commerce for three years. Mr. Mas was awarded the Ernst & Young National Entrepreneur of the year award in 2011 and in 2012. Mr. Mas holds a Bachelor's degree in Finance from the University of Miami. As a result of his service as a chief executive officer and Director of a publicly traded corporation, the Board believes that Mr. Mas provides the Board and the Company with meaningful knowledge and perspective on a wide variety of matters.

Thomas A. Petrie — Mr. Petrie, age 73, has served as a Director of the Company since 2012. He has served as the Chairman of Petrie Partners, LLC, a Denver-based investment banking firm that offers financial advisory services to the oil and gas industry, since 2012. In 1989, Mr. Petrie co-founded Petrie Parkman & Co. and served as its Chairman and Chief Executive Officer from 1989 to 2006. Mr. Petrie served as a Vice Chairman of Merrill Lynch following the merger of Petrie Parkman & Co. with Merrill Lynch in 2006 until 2009. Mr. Petrie also served until 2012 as Vice Chairman of Bank of America following Bank of America's acquisition of Merrill Lynch in 2009. Mr. Petrie has been an active advisor on more than $250 billion of energy-related mergers and acquisitions, including many of the largest. Mr. Petrie holds a Bachelor of Science degree from the United States Military Academy at West Point and a Master of Science degree in Business Administration from Boston University. The Board believes that Mr. Petrie's significant financial and energy industry experience enables him to provide valuable input and guidance into many aspects of the oil and gas industry.

Donald F. Robillard, Jr. — Mr. Robillard, age 67, has served as a Director of the Company since 2012. A 34-year employee of Hunt Oil and Hunt Consolidated, a private international company with interests in oil and gas exploration and production, refining, real estate development, private equity investments and land, he served as Executive Vice President, Chief Financial Officer and Chief Risk Officer of Hunt Consolidated, as well as a Director of both companies, from July 2015 until his retirement on January 31, 2017. Prior to 2015, Mr. Robillard served as a financial officer of Hunt Consolidated, Inc. and/or its subsidiaries since 1992. He was also CEO and Chairman of ES Xplore, LLC, a direct hydrocarbon indicator company from early 2016 until September 1, 2017, when the company was successfully turned over to a new CEO and a new Chairman. In May 2018, Mr. Robillard formed Robillard Consulting, LLC, an oil and gas and general consulting firm. He has also served as a Director of publicly traded Cheniere Energy, Inc. since September 2014 and as Chair of its Audit Committee since June 2015. Mr. Robillard is a Certified Public Accountant and an active member of Financial Executives International where he has served as a national director as well as a member of the National Association of Corporate Directors. Mr. Robillard holds a B.A. in Business Administration from the University of Texas. As a result of his service as a chief financial officer at a major corporation directing the treasury, finance, planning, insurance, risk and accounting functions, the Board believes that Mr. Robillard brings to the Board large company leadership, financial expertise and experience in the oil and gas industry. The Board believes that Mr. Robillard's background provides the necessary expertise to serve as the Chairman of the Audit Committee of the Board of Directors.

Edward B. Rust, Jr. — Mr. Rust, age 68, has served as a Director of the Company since 1997. From 1987 until his retirement in 2016, Mr. Rust served as Chairman of the Board of State Farm Mutual Automobile Insurance Company, the largest insurer of automobiles and homes in the United States. Mr. Rust was also President of State Farm Mutual Automobile Insurance Company from 1985 to 1998 and from 2007 to 2014, as well as Chief Executive Officer from 1985 to 2015. He has been a Director of Caterpillar, Inc. (publicly traded manufacturer of construction and mining equipment) since 2003 and a Director of S&P Global Inc., formerly known as McGraw Hill Financial, Inc. (publicly traded global information services provider serving the financial services and business information markets) since 2001. His role as chief executive officer at a major corporation and experience as a Director of large, publicly traded multi-national corporations enables Mr. Rust to provide significant input and guidance to the Board and the Company.

John D. Zeglis — Mr. Zeglis, age 71, has served as a Director of the Company since 1989. From 1999 until his retirement in 2004, Mr. Zeglis served as Chief Executive Officer and Chairman of the Board of AT&T Wireless Services, Inc. He served as President of AT&T Corporation from December 1997 to July 2001, Vice Chairman from June 1997 to November 1997, General Counsel and Senior Executive Vice President from 1996 to 1997 and Senior Vice President and General Counsel from 1986 to 1996. Mr. Zeglis has been a Director of State Farm Mutual Automobile Insurance Corporation since 2004 and The Duchossois Group since 2010. He has previously served on the boards of numerous other public companies. Through his past service as a chief executive officer at a major corporation and service as a Director of large, publicly traded multi-national corporations, Mr. Zeglis brings to the Board large company leadership, expertise and experience in many areas including corporate governance, and general business and financial strategic oversight. The Board believes Mr. Zeglis provides significant insight and guidance to the Board and the Company and has the necessary expertise with respect to executive compensation matters to serve as the Chairman of the Human Resources Committee of the Board of Directors.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE PERSONS NOMINATED BY THE BOARD.

CORPORATE GOVERNANCE

        The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. Our Corporate Governance Guidelines, as well as our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and our By-Laws, all Board committee charters, our Code of Business Conduct and Ethics, which is applicable to all our Directors, officers, and employees, the Code of Ethics for Principal Executive Officer and Senior Financial Officers, the Related Person Transaction Policies and Procedures, the Foreign Corrupt Practices Act Compliance Policy, certain Audit Committee Practices, and our Sustainability Statement are available on our website, www.hpinc.com, under the "Governance" section. The information on our website is not incorporated by reference in this proxy statement. A printed copy of the above mentioned documents will be provided without charge upon written request to our Corporate Secretary.

        Our Corporate Governance Guidelines provide a framework for our corporate governance initiatives and cover topics such as director independence and selection and nomination of director candidates, communication with the Board, Board committee matters, and other areas of import. Certain highlights from our Corporate Governance Guidelines, as well as other corporate governance matters, are discussed below.

Director Independence

        Our Corporate Governance Guidelines provide that a majority of the Board must meet the requirements for being an independent director under the listing standards of the NYSE and applicable law, including the requirement that the Board affirmatively determine that the Director has no material relationship with us. To guide its determination of whether a Director is independent, the Board has adopted the following categorical standards:

        A Director will not be independent if:

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  the Director is, or has been, within the last three years, our employee, or an immediate family member is, or has been within the last three years, our executive officer;

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  the Director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

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  the Director is a current partner or employee of a firm that is our internal or external auditor;

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  the Director has an immediate family member who is a current partner of a firm that is our internal or external auditor;

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  the Director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on the Company's audit;

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  the Director or an immediate family member was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

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  the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee; or

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  the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent (2%) of such other company's consolidated gross revenues.

        In addition, the following commercial and charitable relationships will not be considered material relationships that would impair a Director's independence:

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  the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an affiliate or executive officer of another company (including banks or financial institutions) to which we were indebted, or to which such other company was indebted to us, during the last or current fiscal year and the total amount of indebtedness did not exceed two percent (2%) of the total consolidated assets of the indebted entity at the end of such fiscal year;

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  the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an executive officer, director or trustee of a charitable organization where our annual discretionary charitable contributions to the charitable organization, in the last or current fiscal year, did not exceed the greater of $1,000,000 or two percent (2%) of that organization's consolidated gross revenues;

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  the Director (or an immediate family member of a Director) is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, provided the payments made by us to the firm during a fiscal year do not exceed two percent (2%) of the firm's gross revenues for the fiscal year, and the Director's relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us; or

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  a relationship arising solely from a Director's position as a director of another company that engages in a transaction with us shall not be deemed a material relationship or transaction that would cause a Director to not be independent.

        A Director who is a member of our Audit Committee will not be independent if such Director: (i) other than in his or her capacity as a member of the Board, the Audit Committee or any other Board committee, accepts directly or indirectly any consulting, advisory or other compensatory fee from us or any subsidiary (except for retirement benefits to the extent permitted by applicable rules of the SEC); or (ii) is an affiliated person (as defined by the SEC) of us or any subsidiary. Similarly, in affirmatively determining the independence of any Director who will serve on the Human Resources Committee, the Board considers all factors specifically relevant to determining whether a Director has a relationship to the Company which is material to that Director's ability to be independent from management in connection with the duties of a Human Resources Committee member, including, but not limited to: (i) the source of compensation of such Director, including any consulting, advisory or other compensatory fee paid by the Company to such Director; and (ii) whether such Director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

        Generally, relationships not addressed by the NYSE rules or otherwise described above will not cause an otherwise independent Director to be considered not independent. For relationships that do not fall within the categories delineated above, the other Directors who are otherwise independent under the guidelines will determine whether a relationship is material and, therefore, whether such Director would be independent.

        In determining the independence of Mses. Bellinger and Marshall and Messrs. Cramton, Foutch, Mas, Petrie, Robillard, Rust, and Zeglis, the Board of Directors considered (i) State Farm Mutual Automobile Insurance Company's ownership of our common stock, and (ii) that Mr. Zeglis is a director of State Farm Mutual Automobile Insurance Company. The Board of Directors also considered that the Company, through its wholly owned subsidiaries, provides or provided in 2018 drilling or other services to Hunt Oil Company and Laredo Petroleum, Inc. Until his retirement in January 2017, Mr. Robillard was a director of Hunt Oil Company (as well as an officer and director of its parent company, Hunt Consolidated, Inc.). Mr. Foutch is an officer and director of Laredo Petroleum, Inc. Payments made to the Company by those entities have not exceeded the greater of $1,000,000 or two percent of the consolidated gross revenues of those entities during any applicable fiscal year.

        After applying the standards set forth above in our Corporate Governance Guidelines, the Board determined that Mses. Bellinger and Marshall and Messrs. Cramton, Foutch, Mas, Petrie, Robillard, Rust and Zeglis, our current, non-employee directors, had no material relationship with the Company and that each is independent under our categorical standards and the requirements of the NYSE and applicable law.

Director Identification, Evaluation, and Nomination

        General Principles and Procedures.    We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board's ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our Directors have accumulated during their tenure. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent Directors who continue to satisfy the Nominating and Corporate Governance Committee's ("Committee") criteria for membership on the Board and the eligibility requirements of our By-laws, whom the Committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board.

        In general, and as more fully outlined in the Corporate Governance Guidelines, in considering candidates for election at annual meetings of stockholders, the Committee will:

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  consider if the Director continues to satisfy the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines;

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  assess the performance of the Director during the preceding term; and

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  determine whether there exist any special, countervailing considerations against re-nomination of the Director.

        If the Committee determines that (i) an incumbent Director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as Director during the preceding term, and (ii) there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee's view the incumbent should not be re-nominated, then the Committee will, absent special circumstances, propose the incumbent Director for re-election.

        The Committee will identify and evaluate new candidates for election to the Board where it identifies a need to do so, including for the purpose of filling vacancies or a decision of the Directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates.

        As to each recommended candidate that the Committee believes merits consideration, the Committee will:

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  cause to be assembled information concerning the background and qualifications of the candidate;

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  determine if the candidate satisfies the minimum qualifications required by our Corporate Governance Guidelines and the eligibility requirements of our By-laws;

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  determine if the candidate possesses any of the specific qualities or skills that the Committee believes must be possessed by one or more members of the Board;

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  consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

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  consider the extent to which the membership of the candidate on the Board will promote diversity among the Directors.

        Based on all available information and relevant considerations, the Committee will select and recommend to the Board a candidate who, in the view of the Committee, is most suited for membership on the Board.

        Stockholder Recommendations.    The Committee considers recommendations for Director candidates submitted by holders of our shares entitled to vote generally in the election of Directors. Candidates for Director who are properly recommended by our stockholders will be evaluated in the same manner as any other candidate for Director. In addition, the Committee may consider the number of shares held by the recommending stockholder and the length of time such shares have been held.

        For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider recommendations of nominees for Director who satisfy the minimum qualifications prescribed by our Corporate Governance Guidelines and the eligibility requirements of our By-laws. For a stockholder recommended candidate to be considered by the Committee, the stockholder recommendation must be submitted in writing before our fiscal year-end to our Corporate Secretary at our headquarters address, 1437 South Boulder Avenue, Tulsa, Oklahoma 74119, and must include the reasons for the recommendation, a description of the candidate's qualifications and the candidate's written consent to being considered as a Director nominee, together with a statement of the number of shares of our stock beneficially owned by the stockholder making the recommendation and by any other supporting stockholders (and their respective affiliates). The Committee may require the stockholder submitting the recommendation or the recommended candidate to furnish such other information as the Committee may reasonably request.

        Stockholder Nominations.    Our By-laws provide that stockholders meeting certain requirements may nominate persons for election to the Board of Directors if such stockholders comply with the procedures set forth in our By-laws. For more information on stockholder nominations, see Stockholder Proposals and Nominations on page 56.

Director Qualification Standards

        All persons nominated to serve as one of our Directors should possess the following minimum qualifications more fully discussed in our Corporate Governance Guidelines. Specifically, all candidates:

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  must be individuals of personal integrity and ethical character;

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  should be free of conflicts of interest that would materially impair his or her judgment;

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  must be able to represent fairly and equally all of our stockholders;

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  must have demonstrated achievement in business, professionally, or the like;

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  must have sound judgment;

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  must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to ours;

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  must have, and be prepared to devote, adequate time to the Board and its committees; and

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  must not conflict with any of our term or age limits for Directors.

The Committee will also ensure that:

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  at least a majority of the Directors serving at any time on the Board are independent, as defined under the rules of the NYSE and applicable law;

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  at least three of the Directors satisfy the financial literacy requirements required for service on the Audit Committee under the rules of the NYSE; and

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  at least some of the independent Directors have experience as senior executives of a public or substantial private company.

        Our Corporate Governance Guidelines also provide, in lieu of a formal diversity policy, that as part of the nomination process, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender, and ethnicity with respect to Board composition as a whole. With respect to diversity, we place particular emphasis on identifying candidates whose experiences and talents complement and augment those of other Board members with respect to matters of importance to the Company. We attempt to balance the composition of the Board to promote comprehensive consideration of issues. Our current Board composition achieves this through widely varying levels and types of business and industry experience among current Board members. We monitor the composition and functioning of our Board and committees through both an annual review of our Corporate Governance Guidelines and a self-evaluation process undertaken each year by our Directors.

        The foregoing qualification attributes are only threshold criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate's credentials, experience, and expertise, the composition of the Board at the time, and other relevant circumstances.

Board Leadership Structure

        The Company's By-laws provide that, in general, any two or more offices may be held by the same person, including the offices of Chairman of the Board ("Chairman") and CEO. The Board believes that this flexibility in the allocation of the responsibilities of these two roles is beneficial and enables the Board to adapt the leadership function to changing circumstances. Mr. Hans Helmerich currently is the Chairman of the Board of the Company. Mr. Helmerich has served as a Director since 1987 and became the Chairman in 2012. He served as the Company's CEO from 1989 until his retirement in March 2014. He also was the President from 1987 to 2012. Mr. Helmerich, who has nearly 25 years of successful experience as CEO and possesses in-depth knowledge of the Company, its operations and the evolving drilling and energy industry, has been responsible for the general supervision, direction and control of the Company's business and affairs. Under Mr. Helmerich's leadership, the Company experienced steady growth in earnings and market share and became the leading land driller in the United States. Mr. Helmerich retired from the position of CEO on March 5, 2014. Following retirement, Mr. Helmerich also provided consulting services to the Company for a three-year period that ended February 28, 2017. Mr. John W. Lindsay is the Company's current President and succeeded Mr. Helmerich as CEO on March 5, 2014. Since joining the Company in 1987 as a drilling engineer, Mr. Lindsay has served in various management positions. Mr. Lindsay was appointed Executive Vice President, U.S. and International Operations in 2006 for the Company's wholly-owned subsidiary, Helmerich & Payne International Drilling Co., and became Executive Vice President and Chief Operating Officer of the Company in 2010. In 2012, Mr. Lindsay was promoted to President and Chief Operating Officer and was appointed to the Company's Board of Directors. Mr. Lindsay brings to the Board and the Company significant leadership, knowledge and experience in the contract drilling industry. The Board believes at this time that the interests of all stockholders will be best served by the leadership model described above that contemplates different people serving as Chairman and as CEO. The Board believes the combined experience and knowledge of Messrs. Helmerich and Lindsay in their respective roles of Chairman and CEO will provide the Board and the Company with continuity of leadership that enables the Company's success.

        In addition, the Board has demonstrated its commitment and ability to provide independent oversight and management. We believe that the most effective board structure is one that emphasizes board independence and ensures that the board's deliberations are not dominated by management. With the exception of Messrs. Helmerich and Lindsay, our Board is composed entirely of independent Directors. Each of our standing Board committees is comprised of only independent Directors. Further, while the Board does not currently have a lead independent Director, it has appointed a presiding, independent Director for each executive session of the Board when it meets without management. Mr. Randy A. Foutch presently serves as the presiding, independent Director. While the Board believes this practice provides for independent leadership without the need to designate a single lead Director, the Board may examine in the future whether the appointment of a lead Director would enhance the Board's effectiveness. Our Board's oversight of risk management (discussed below) has had no effect on our leadership structure to date.

Board Meeting Attendance

        There were four regularly scheduled meetings of the Board held during fiscal year 2018. We require each Director to make a diligent effort to attend all Board and committee meetings as well as the Annual Meeting of the Stockholders. All of our then-sitting Directors attended the 2018 Annual Meeting of the Stockholders. During fiscal year 2018, no incumbent Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and its committees of which he or she was a member.

Board Committees

Audit Committee

        As of September 30, 2018, Ms. Bellinger and Messrs. Cramton, Robillard (Chairman), Rust and Zeglis are members of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The primary functions of the Audit Committee are to assist the Board in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence, and performance of our independent registered public accounting firm. The Board has determined Messrs. Cramton, Robillard and Rust are "audit committee financial experts" as defined by the SEC. The Board has also determined that all Audit Committee members are "financially literate" as contemplated by the rules of the NYSE. During fiscal year 2018, the Audit Committee held 14 meetings.

Human Resources Committee

        As of September 30, 2018, Ms. Marshall and Messrs. Foutch, Mas, and Petrie (Chairman) are members of the Human Resources Committee (which functions as our compensation committee). The Board has adopted a written charter for the Human Resources Committee. The primary functions of the Human Resources Committee are to evaluate the performance of our executive officers, to review and make decisions regarding compensation of our executive officers and make recommendations regarding compensation of non-employee members of our Board, and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans. The Human Resources Committee may not delegate any of its authority to other persons or committees. During fiscal year 2018, the Human Resources Committee held four meetings.

Nominating and Corporate Governance Committee

        As of September 30, 2018, Mses. Bellinger and Marshall and Messrs. Cramton, Foutch (Chairman), Mas, Petrie, Robillard, Rust, and Zeglis are members of the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee. The primary functions of the Committee are to identify and to recommend to the Board the selection of Director nominees for each annual meeting of stockholders or for any vacancies on the Board, to make recommendations to the Board regarding the adoption or amendment of corporate governance principles applicable to us, and to assist the Board in developing and evaluating potential candidates for executive positions and generally oversee management succession planning. During fiscal year 2018, the Nominating and Corporate Governance Committee held four meetings.

        The non-management Directors, in fiscal year 2018, met in executive session without management, prior to each of the four regularly scheduled Board meetings. Mr. Foutch was presiding Director for all executive sessions.

Transactions with Related Persons, Promoters and Certain Control Persons

        The Company has adopted written Related Person Transaction Policies and Procedures. The Audit Committee is responsible for applying such policies and procedures. The Audit Committee reviews all transactions, arrangements, or relationships in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, the Company is a participant, and any related person has or will have a direct or indirect material interest. In general, a related person is any Company executive officer, Director, or nominee for election as a Director, any greater than 5 percent beneficial owner of our common stock, and immediate family members of any of the foregoing.

        The Audit Committee applies the applicable policies and procedures by reviewing the material facts of all interested transactions that require the Audit Committee's approval and either approves, ratifies or disapproves of the entry into the interested transaction, subject to the exceptions described below. Any member of the Audit Committee who is a related person with respect to a transaction under review may not vote with respect to the approval or ratification of the transaction. In determining whether to approve or ratify an interested transaction, the Audit Committee takes into account, among other factors it deems appropriate, the nature of the related person's interest in the interested transaction, the material terms of the interested transaction including whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the materiality of the related person's direct or indirect interest in the interested transaction, the materiality of the interested transaction to us, the impact of the interested transaction on the related person's independence (as defined in our Corporate Governance Guidelines and the NYSE listing standards), and the actual or apparent conflict of interest of the related person participating in the transaction (as contemplated under our Code of Business Conduct and Ethics). The following transactions are deemed to be pre-approved under the applicable policies and procedures: (i) Director and executive officer compensation otherwise required to be disclosed in our proxy statement, (ii) transactions where all of our stockholders receive proportional benefits, (iii) certain banking related services, and (iv) transactions available to our employees generally. There are no related person transactions required to be reported in this proxy statement.

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2018, the members of our Human Resources Committee were Ms. Marshall and Messrs. Foutch, Mas, Petrie and Zeglis. None of the members of the Human Resources Committee has ever been an officer or employee of the Company or any of our subsidiaries and none has an interlocking relationship requiring disclosure under applicable SEC rules. Additionally, none of the members of the Human Resources Committee had any relationship requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions.

Communication with the Board

        The Board has established several means for employees, stockholders, and other interested persons to communicate their concerns to the Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern may be submitted in writing to the Chairperson of the Audit Committee in care of our Corporate Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, the concern may be submitted in writing to the Chairperson of the Nominating and Corporate Governance Committee in care of our Corporate Secretary at our headquarters address. If the concern is intended for the non-management presiding Director or the non-management Directors as a group, the concern may be submitted in writing to such presiding Director or group in care of our Corporate Secretary at our headquarters address. If the employee, stockholder, or other interested person has an unrelated concern or is unsure as to which category his or her concern relates, he or she may submit it in writing to the Board or any one of the Directors in care of our Corporate Secretary at our headquarters address. Our headquarters address is 1437 South Boulder Avenue, Tulsa, Oklahoma 74119.

        Each communication intended for any management or non-management Director(s) or for the entire Board and received by the Corporate Secretary which is related to our operations will be promptly forwarded to the specified party.

Our Risk Management Program and the Board's Role in Risk Oversight

        The Board and its committees perform certain risk oversight functions for the Company. We maintain an enterprise risk management program designed to identify significant risks facing the Company. Our Risk Management and Insurance Department is responsible for implementing the program, which involves identifying and monitoring risks to the Company, assessing the Company's risk mitigation plans, and consulting on further measures that can be taken to address new and existing risks. The Director of Risk Management and Insurance periodically reports to the Audit Committee, or at times to the full Board, including at each quarterly Board meeting. At each regular meeting, the Board reviews the Company's financial condition and results of operations and hears reports concerning factors that could affect the business in the future. The Board annually approves a capital budget, with subsequent approval required for any significant variations. In addition, the Board receives information from management concerning operations, legal and regulatory matters, insurance, finance and strategy, as well as information regarding any material risks associated with each of the foregoing. The full Board (or the appropriate Board committee, if the Board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company's risk management practices. When a Board committee receives an update, the chairperson of the relevant Board committee reports on the discussion to the full Board during the Board committee reports portion of the next Board meeting. This enables the Board and the Board committees to coordinate their oversight of risks facing the Company.

        The Audit Committee plays a significant role in oversight of risks associated with the Company's financial performance, internal and external audit functions, legal and tax contingencies and other exposures. The Audit Committee reviews and discusses with management the Company's processes and policies with respect to risk assessment and risk management, including the Company's enterprise risk management program. The Company's independent auditors, Chief Financial Officer, Chief Legal Officer, Accounting Services Director, Director of Financial Reporting, Director of Internal Audit, and Tax Director report to the Audit Committee at each regular quarterly meeting. The Audit Committee reviews and approves the annual internal audit plan and also receives reports on all internal audits. The Audit Committee also reviews and discusses with management the Company's processes and policies with respect to risk assessment and risk management, including the Company's enterprise risk management program.

        Consulting with its compensation consultant and with management, the Human Resources Committee establishes performance goals for the Company's various compensation plans that are intended to drive behavior that does not encourage or result in any material risk of adverse consequences to the Company and/or its stockholders. Further information concerning the Human Resource Committee's role in risk management in connection with executive compensation can be found below in "Compensation Risk Assessment." The Human Resources Committee also assists in mitigating the risks associated with the loss of the Company's senior executives by overseeing the Company's management succession planning.

        The Nominating and Corporate Governance Committee also has a role in risk oversight for the Company, including, but not limited to, assessing the Company's succession planning, physical security, and environmental, social and corporate governance on a periodic basis. Because our Nominating and Corporate Governance Committee is comprised of all of our independent directors, the Company often uses this forum to provide updates concerning elements of risk that affect a spectrum of corporate functions, such as cybersecurity. The Nominating and Corporate Governance Committee is also responsible for Director succession planning, which includes efforts to mitigate risks associated with the loss of expertise and leadership at the Board.

Compensation Risk Assessment

        Management regularly reviews the Company's compensation programs and practices applicable to all employees, including executive officers, in order to assess the risks presented by such programs and practices. This review includes analyzing the likelihood and magnitude of potential risks, focusing on program elements that may create risk, including pay mix and amount, performance metrics and goals, the balance between annual and long-term incentives, the terms of equity and bonus awards, and change-in-control arrangements. The review also takes into account mitigating features embedded in our compensation programs and practices such as capped payout levels for both annual bonuses and equity grants under the Company's stock plan, the Human Resources Committee's authority to exercise negative discretion over bonus payouts, stock ownership guidelines aligning the interests of our NEOs (as defined herein) with stockholders, claw-back provisions contained in stock plan award and other agreements, the use of multiple performance measures, and multi-year vesting schedules for equity awards.

        The findings of this risk assessment are discussed with the Human Resources Committee and the full Board. Based on the assessment, we have determined that our compensation programs and practices applicable to all employees, including our NEOs, are aligned with the interests of stockholders, appropriately reward pay for performance, and are not reasonably likely to have a material adverse effect on the Company.

Corporate Responsibility — Sustainability

        We are committed to long-term sustainability. We define sustainability as making the right business decisions that integrate profitability with high standards of corporate governance and ethics, health and safety, stewardship of the environment, employee engagement and a commitment to the communities in which we operate. We believe that sustainability is an integral component of our commitment to operational excellence worldwide. Our sustainability commitment is reflected in our Sustainability Statement which can be accessed electronically under the "Governance" section of our website at www.hpinc.com. You may also request the Sustainability Statement in print from our Corporate Secretary at our headquarters address set forth above.

        Management regularly reports to the Board and its committees about sustainability efforts. The Board and the Human Resources Committee consider the Company's achievement of certain strategic objectives in determining our executives' non-equity incentive-based compensation, which include the Company's success and progress with respect to organizational health efforts, safety and environmental programs and governance initiatives.

COMPENSATION COMMITTEE REPORT

        The Human Resources Committee of the Company has reviewed and discussed with management the following section of this proxy statement entitled "Executive Compensation Discussion and Analysis" ("CD&A") as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Human Resources Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2018. This report is provided by the following Directors, who comprise the Human Resources Committee:

Thomas A. Petrie, Chairman Randy A. Foutch José R. Mas

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

        In this section, we describe the material components of our executive compensation program for our named executive officers ("named executive officers" or "NEOs"), whose compensation is set forth in the Summary Compensation Table and other compensation tables included in this proxy statement. For the year ended September 30, 2018, our NEOs included the following individuals:

Officers	Title
John W. Lindsay	President and Chief Executive Officer
Mark W. Smith	Vice President and Chief Financial Officer from June 1, 2018
Chief Financial Officer Designate from May 1, 2018 to June 1, 2018
Juan Pablo Tardio	Vice President and Chief Financial Officer until June 1, 2018
Robert L. Stauder	Senior Vice President and Chief Engineer of Drilling Subsidiary
Cara M. Hair	Vice President, Corporate Services and Chief Legal and Compliance Officer
John R. Bell	Vice President, Offshore and International Operations of Drilling Subsidiary

Overall Executive Compensation Philosophy

        Our Human Resources Committee (referred to in this section as the "Committee") has the responsibility for establishing, implementing and monitoring our executive compensation program. All compensation decisions relating to our CEO, CFO and the other NEOs are made by the Committee. For purposes of determining NEO compensation, the Committee generally meets at least quarterly throughout the fiscal year to review and approve corporate goals and objectives with respect to NEO compensation, consider trends in executive compensation, monitor the Company's compensation structure relative to peer companies, track the Company's progress with respect to the approved goals for the Company's Annual Short-Term Incentive Bonus and Long-Term Incentive Equity Compensation programs, and to perform other duties as set forth in the Committee's charter. At the Committee meeting in November or December following the end of each fiscal year, the Committee meets to consider and determine bonus compensation for the completed fiscal year, salary adjustments and equity-based compensation awards. During this meeting, the Committee also considers executive compensation plan performance objectives for the next fiscal year and recommends the same for approval by the Board. Generally, the types of compensation and benefits paid to our NEOs are the same as those provided to other key employees. We do not offer employment contracts to our NEOs.

        The primary goals of our executive compensation program are to align the interests of our executives with those of our stockholders, to ensure that we are able to attract and retain qualified executives and to link our executives' pay with their performance and execution of Company strategy. We evaluate the performance of our executives over both short-term and multi-year periods. To align the interests of our executives with those of our stockholders, our executive compensation program is designed to place a substantial emphasis on variable compensation which is based on both the Company's stock price performance and our executives' achievement of short- and long-term corporate goals that enhance stockholder value.

Executive Compensation Practices

        The table below highlights compensation practices we have implemented because we believe they drive performance as well as practices we have not implemented because we do not believe they would serve our stockholders' long term interests.

What We Do	What We Do Not Do
We pay our NEOs based on their impact on the Company's achievement of its strategic goals by making a significant portion of their target compensation performance-based and at-risk.	We do not have employment contracts with our NEOs.
Our performance-based compensation varies with our actual performance.	We do not reprice performance-based incentives to pay out in the event that the Company falls short of its performance goals.

Our Human Resources Committee engages in a multi-step target-setting process to establish the composition of our NEOs' compensation, including reviewing market and survey data sourced from our peer group of companies and general industry.	We do not provide excise tax gross-ups or compensation programs to our NEOs that are not available to all employees.

We emphasize long term equity incentives and utilize caps on potential payments, clawback provisions, reasonable retention strategies, and performance targets to mitigate risk in our compensation programs.	We do not maintain compensation programs that we believe incentivize misbehavior by NEOs or other employees of the Company.
We have modest post-employment provisions and double-trigger change in control provisions that generally apply to all NEOs.	We do not provide significant additional benefits to NEOs that differ from those provided to all other employees.
We have stock ownership and retention guidelines intended to align management and stockholder interests.	We expressly prohibit our NEOs, Directors and employees from hedging and pledging and from the use of margin accounts related to the Company's stock.
The Human Resources Committee uses an expert, independent compensation consulting firm that it retains.	The compensation consulting firm is not permitted to provide any other services to the Company.

Compensation Components

        The executive compensation program for our NEOs for fiscal year 2018 consisted of the following elements:

  •
  Base salary;

  •
  Annual Short-Term Incentive Bonus;

  •
  Long-Term Incentive Equity Compensation;

  •
  Retirement benefits; and

  •
  Other benefits.

As illustrated by the charts below, our CEO and other NEOs have a majority of their compensation tied to elements that are designed to align their incentives with the Company's success in achieving its financial and strategic goals. Furthermore, a majority of the compensation that is tied to Company performance is in the form of either restricted stock or stock options. These vest over a period of four years, making long-term success of the Company a paramount element of each executive's total compensation. In future years, the Company will use performance share units vesting over a period of three years in place of stock options (see "— Changes to the 2019 Executive Compensation Program").

*
These charts exclude small amounts of compensation attributable to changes in pension value and non-qualified deferred compensation.

We believe that our executive compensation program is well-designed to achieve its primary goals. To ensure management's interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of our NEOs' compensation is at-risk and will vary above or below target levels commensurate with Company performance. We emphasize performance-based compensation that rewards executives for delivering financial, operational, and strategic results that meet or exceed pre-established goals set annually by the Committee under our Annual Short-Term Incentive Bonus and Long-Term Incentive Equity Compensation programs. Additionally, we further align the interests of our executives with those of stockholders and the long-term interests of the Company through stock ownership requirements as well as grants under our Long-Term Incentive Equity Compensation program consisting of restricted shares and non-qualified stock options. Each of these principal components of compensation for NEOs is described in further detail below, along with changes being made effective in fiscal year 2019.

Base Salary

        We provide NEOs and other employees with a base salary to compensate them for their services. Base salaries of NEOs are targeted to generally fall within a range around the median level of base salaries of similarly-situated executives of companies included in our Compensation Peer Group (as defined herein). If the base salary of any of our NEOs consistently falls below this range, then the Committee will consider market adjustments to that NEO's base salary. Salary levels are typically considered annually as part of our review process as well as upon a promotion. Although NEOs generally receive the same percentage salary increase applicable to office-based employees, the NEOs may receive greater increases as a result of market adjustments, changes in duties or retention considerations.

Performance-Based Compensation Components

Annual Short-Term Incentive Bonus Plan

        The Annual Short-Term Incentive Bonus Plan (the "STI Plan") is a cash incentive plan that provides annual non-equity incentive-based compensation. These cash incentive awards are designed to reward short-term performance and achievement of strategic goals. Combined salaries and target bonus levels are intended to generally approximate the median of the Compensation Peer Group's combined salary and annual cash bonus levels.

        The STI Plan is structured to be funded, in the aggregate, at an amount equal to 1% of our earnings before interest, taxes, depreciation, and amortization ("EBITDA"). This amount is allocated 40% to the CEO and 15% is allocated to each of the other four current NEOs. Notwithstanding the size of the funding pool, no bonus in excess of $5,000,000 may be paid to any NEO under the STI Plan. In addition, each NEO is assigned a threshold, target and reach bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities are as follows and do not include the potential bonus adjustment described below:

	Threshold	Target	Reach
Chief Executive Officer	40%	100%	130%
Other Named Executive Officers	25%	75%	100%

        An NEO's bonus opportunity under the STI Plan is based upon three weighted corporate performance criteria. These performance criteria and their weightings are: earnings per share (EPS) (35%); return on invested capital (ROIC) (35%); and EBITDA (30%). At the beginning of each fiscal year, the Committee establishes (and recommends for approval by the full Board) the STI Plan amounts and the allocation among the NEOs, as well as the assignment of a threshold, target, and reach objective for each performance criterion. The target objective is established based upon the operating and capital budget approved by the Board. For fiscal year 2018, the threshold objective was set 30% below the target objective and the reach objective was set 30% above the target objective. From time to time, we may adjust the threshold and reach objectives when in the Committee's judgment a narrower or wider spread is more meaningful, appropriate and/or fair to the Company, our stockholders and the applicable NEOs. Actual fiscal year financial results are compared to plan objectives in order to determine the amount of each NEO's bonus. If actual financial results fall between the threshold and target objectives or the target and reach objectives, then bonuses are proportionately increased as a result of the threshold or target objective, as applicable, being exceeded. Notwithstanding the other provisions of the STI Plan, the Committee has the right to reduce or eliminate any bonus due an NEO based upon the Committee's evaluation of individual performance, and the Committee has the discretion to adjust performance criteria during a fiscal year if, for example, the initially-established performance criteria are rendered unrealistic in light of circumstances beyond the control of the Company and its management. Before applying the corporate performance criteria for fiscal year 2018, adjustments were made to account for the effect of the tax reform bill commonly referred to as the Tax Cuts and Jobs Act on our EPS and ROIC.

        The approved corporate performance criteria for fiscal year 2018 were:

	Threshold	Target	Reach
Earnings Per Share	$(0.86)	$0.00	$0.86
Return on Invested Capital	(1.7)%	0.0%	1.7%
EBITDA	$307,832,000	$439,760,00	$571,688,000

        The bonus, if any, is then subject to being increased or decreased by up to 100% based on the Committee's overall assessment of our rig utilization, dayrates, market share, stockholder returns relative to both the returns of our Compensation Peer Group and all companies within our broader

U.S. land drilling peer group, and our performance with respect to implementation of certain strategic Company initiatives that may vary from year to year (collectively, "strategic objectives"). No specific criteria or objectives are used by the Committee when assessing performance with respect to these strategic objectives. Whether the bonus of an NEO is increased or decreased is primarily dependent upon the Committee's judgment as to the NEO's effectiveness in accomplishing the Company's strategic objectives.

Long-Term Equity Incentive Compensation

        The Helmerich & Payne, Inc. 2016 Omnibus Incentive Plan (the "2016 Plan") was approved by our stockholders at the Company's 2016 Annual Meeting of Stockholders. The 2016 Plan governs all stock-based awards granted on or after March 2, 2016. Stock-based awards granted prior to March 2, 2016 are governed by either our 2005 Long-Term Incentive Plan (the "2005 Plan") or 2010 Long-Term Incentive Plan (the "2010 Plan"). The 2016 Plan allows the Committee to design stock-based compensation programs to encourage growth of stockholder value and allow key employees and non-employee Directors to participate in the long-term growth and profitability of the Company. Approximately 230 employees (including the NEOs) and non-employee Directors receive stock-based awards on an annual basis. Equity award levels are determined based on, among other things, market data, and vary among participants based on their positions.

        Under the 2016 Plan, the Committee may grant nonqualified stock options, restricted stock awards, cash awards, stock appreciation rights and other awards to selected employees and non-employee Directors. Also, the Committee may grant incentive stock options to selected employees under the 2016 Plan. To date, the Committee has only awarded non-qualified stock options and time-vested restricted stock to participants. Beginning in fiscal year 2019, the Committee has decided to award performance share units under the 2016 Plan. See "— Changes to the 2019 Executive Compensation Program." A total of 6,600,000 shares of common stock have been authorized for award under the 2016 Plan. With the exception of new employees or non-employee Directors, the Committee only approves annual stock-based awards at its meeting in late November or early December after the end of each fiscal year. The Committee selected this time period for review of executive compensation since it coincides with executive performance reviews and allows the Committee to receive and consider final fiscal year financial information. Newly-hired employees or newly-appointed Directors may be considered for stock-based awards at the time they join the Company. Occasional exceptions to this policy may occur as dictated by retention considerations or market factors.

Stock Options

        The grant date for all stock options is the date the Committee approves the grant. The Committee does not make equity grants in anticipation of the release of material non-public information and does not time the release of such information based on equity award grant dates. The Committee has never approved a backdated stock option grant.

        The exercise price for all option grants, as provided by the 2016 Plan, is the closing price on the date of grant. The 2016 Plan also prohibits repricing of stock option awards.

        The majority of options granted by the Committee vest at a rate of 25% per year over the first four years of the ten-year option term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to the option.

Restricted Stock

        There is competitive pressure in the oil and gas drilling industry to attract and retain qualified executives and employees whose knowledge and skill-set provide us with a competitive advantage. Our experience leads us to believe that awards of restricted stock are better suited to improving our employee retention and helping ensure that our compensation packages remain competitive relative to our peers who, from time to time, may desire or attempt to lure away our top talent. We believe that it is important to include restricted stock awards as a component of our long-term equity incentive compensation because they help us attract and retain employees across a greater variety of economic scenarios. In the event that the Company's stock price declines below its strike price due to exogenous factors, a stock option may not recover intrinsic value while a restricted stock award generally retains some value and this provides an ongoing retention incentive, even if the value is less than it was at the time of the award's grant. The value of the award remains tied to the performance of the Company's stock and employees who receive such awards are incentivized to ensure that the Company performs well throughout the award's vesting period and for as long as they hold the vested stock. Since 2009, the Committee has annually awarded time-vested restricted stock to the NEOs and other key employees. Generally, all employee restricted stock awards are structured to vest at a rate of 25% per year beginning on the first anniversary of the date of grant. During the restriction period, the participant receives quarterly payments from us equal to quarterly dividends and has the right to vote restricted shares. Unvested restricted stock is forfeited if the participant leaves the Company and is not retirement eligible.

Retirement

Pension Plans

        Prior to October 1, 2003, most of the Company's full-time employees, including certain current NEOs, participated in our qualified Employees Retirement Plan (the "Pension Plan"). Certain NEOs also participated in our non-qualified Supplemental Pension Plan. Effective October 1, 2003, we revised both the Pension Plan and the Supplemental Pension Plan to close the plans to new participants and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the plans frozen.

        The fiscal 2018 year-end present value of accumulated benefits for each of our current NEOs is shown in the Pension Benefits for Fiscal 2018 table on page 44.

Savings Plans

        Savings plans are designed to help employees, especially long-service employees, save and prepare for retirement. We sponsor a qualified and supplemental savings plan as described below.

        Our 401(k)/Thrift Plan (the "Savings Plan") is a tax-qualified savings plan pursuant to which most employees paid in U.S. dollars, including our NEOs, are able to contribute to the Savings Plan on a before-tax basis the lesser of up to 100% of their annual compensation or the dollar limit prescribed annually by the Internal Revenue Service (the "IRS"). We match 100% of the first 5% of cash compensation that is contributed to the Savings Plan subject to IRS annual compensation limits ($275,000 for 2018). All employee contributions are immediately vested and matching contributions are subject to a six-year graded vesting schedule.

        In addition to the Savings Plan, our NEOs and certain other eligible employees can participate in the Supplemental Savings Plan, which is a non-qualified savings plan. Pursuant to the Supplemental Savings Plan, a participant can contribute between 1% and 40% of the participant's cash compensation to the Supplemental Savings Plan on a before-tax basis. If the participant has not received the full Company match of the first 5% of pay in the Savings Plan, then the balance of the match could be contributed to the Supplemental Savings Plan. The Nonqualified Deferred Compensation for Fiscal Year 2018 table on page 45 contains additional Supplemental Savings Plan information for our NEOs.

Other Benefits

        Our NEOs are provided with other benefits, including perquisites and relocation benefits, that the Company and the Committee believe are reasonable. The Committee annually reviews the levels of these benefits provided to our NEOs. The compensation associated with these benefits is included in the "All Other Compensation" column of the Summary Compensation Table on page 38 and a brief explanation of these benefits is shown in footnote 7 to such table. A more detailed explanation of our aircraft policy is provided below.

Company Aircraft

        With the approval of the CEO, our aircraft may be used by our NEOs and other employees for business purposes. Many of our operations and offices are in remote locations, so our aircraft provide a more efficient use of employee time and improved flight times than are available commercially. Our aircraft also provide a more secure traveling environment where sensitive business issues may be discussed.

        The Chairman of our Board of Directors and our CEO are each allocated 10 hours of personal use of our aircraft annually without reimbursement to us. The time attributable to attendance at board meetings of publicly-held companies is not counted against the 10-hour limitation. Any personal use in excess of this allotment is permitted only under extraordinary circumstances. Under extraordinary circumstances and with the approval of the CEO, the other NEOs are permitted personal use of our aircraft, without reimbursement to us.

        For tax purposes, imputed income is assessed to each NEO for the NEO or their guests' personal travel based upon the Standard Industrial Fare Level of such flights during the calendar year.

Total Direct Compensation for Fiscal Year 2018

        With the exception of Ms. Hair and Messrs. Stauder and Bell, the following reflects the percentile ranking of how fiscal year 2018 total direct compensation (i.e., base salary, STI Plan and LTI Plan) for the NEOs compares to the total direct compensation of executives of the Compensation Peer Group:

John W. Lindsay	32nd percentile
Mark W. Smith	20th percentile

        For Mr. Smith, this calculation was based upon an annualized pay rate, in order to make it more comparable to similarly situated executives within our Compensation Peer Group. With regard to Ms. Hair and Messrs. Stauder and Bell, there was insufficient peer group data to provide a meaningful percentile ranking.

Compensation Decisions for Fiscal Year 2018

        As discussed in the Executive Compensation Discussion and Analysis section included in our proxy statement filed on January 23, 2018, fiscal year 2017 was challenging for the Company, as we reported a net loss of $128 million ($1.20 per diluted share) from operating revenues of $1.8 billion for fiscal 2017, only our second annual loss in over 50 years. However, at the end of fiscal year 2017, commodity prices were continuing to recover from the decline between 2014 and 2016 and there was increased activity in the oil and gas exploration industry. During fiscal year 2018, the per barrel price of West Texas Intermediate crude on the spot market generally ranged between $50 and $77. While oil and gas exploration companies continue to be cautious about incurring capital expenditures and committing to new projects, the United States active rig count continued to slowly increase and the oil and gas exploration industry gained some momentum over the course of the year. In light of the increased activity in the oil and gas exploration industry and our customers' demand for super-spec capacity rigs, we made significant capital expenditures throughout the fiscal year. We began fiscal year 2018 with 197 rigs in operation in our U.S. land segment; at the close of fiscal year 2018, our active rig count in the U.S. land segment was 232, with most of those at super-spec capacity, including a substantial number updated during the course of the fiscal year. We maintained and grew our market share in the U.S. land drilling segment in fiscal year 2018. We also increased our quarterly dividend to $0.71 per share of common stock. In addition, our three and five-year total stockholder return both ranked in the 99th percentile relative to our peers within our Compensation Peer Group (defined and discussed below). For fiscal year 2018, we also achieved the goals designated as strategic objectives by the Committee, which contributed to producing strong financial results. We served our customers well, invested in upgraded equipment and associated services with an eye toward the future, and continued to deliver value to our stockholders.

        The Company's approved corporate performance criteria and the Company's achievement with respect to each metric are shown below:

	Threshold	Target	Reach	Actual Performance*
Earnings Per Share	$(0.86)	$0.00	$0.86	$0.15
Return on Invested Capital	(1.7)%	0.0%	1.7%	0.8%
EBITDA	$307,832,000	$439,760,00	$571,688,000	$638,530,000

*
Adjusted to eliminate the impact of the Tax Cuts and Jobs Act.

        The Committee determined that the fiscal year 2018 EPS and ROIC target objectives had been exceeded and that the EBITDA reach objective had been exceeded. In light of the Company's performance with respect to our three corporate performance criteria, the Committee determined that our bonus award structure would generate non-equity incentive compensation payments of 116.6% of base salary for our CEO and 88.8% for our other NEOs, which are above the target bonus percentages noted above.

        In addition, the Committee also determined that our CEO and other current NEOs had achieved favorable results with respect to certain strategic objectives. The strategic objectives that were considered in the evaluation of whether to increase or decrease bonuses included the following:

  •
  organization health initiatives;

  •
  continued implementation of safety initiatives;

  •
  improved process effectiveness through implementation of standardized management tools;

  •
  integration of acquisitions;

  •
  implementation of organizational leadership changes; and

  •
  implementation of data strategy / governance initiatives.

        After considering these factors, the Committee determined that the annual bonus for the CEO and the other current NEOs, as a group, be increased by 75%. After application of the 75% bonus modifier, our CEO's bonus was set at 203% of base salary, Mr. Smith's bonus was set at 118% of base salary, as a result of partial proration based on his hire date, and the other NEOs' bonuses were set at 154% of base salary. Please refer to the "Short-Term Incentive Bonus" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 38 for actual bonuses paid.

        For fiscal year 2017, we paid our CEO and other NEOs bonuses that were above target level because we (i) exceeded the threshold level of performance with respect to two of our three fiscal year 2017 corporate performance criteria (EPS and ROIC), (ii) again exceeded our reach level of performance with respect to our third corporate performance criteria (EBITDA), and (iii) we succeeded in achieving favorable results in connection with certain strategic objectives, including organizational health and leadership initiatives, safety, improved process effectiveness, implementation of data strategy and acquisition integration.

        In fiscal year 2018, our CEO and other NEOs were also awarded non-qualified stock options and restricted stock as shown in the Grants of Plan-Based Awards in Fiscal Year 2018 table on page 40 and in the "Short Term Incentive Bonus" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 38. In making these awards, the Committee applied the methodology discussed above and considered the retention effect of these awards in light of a competitive business climate, individual and corporate performance and the value and type of equity awards made by competitors.

        For calendar year 2019, our CEO received a base salary adjustment of 4.4%, our Vice President and CFO received a base salary adjustment of 17.6%, our Vice President, Corporate Services received a base salary adjustment of 12.2% and our other NEOs received base salary adjustments of 3.0%. All of these adjustments were market-based adjustments. By comparison, for calendar year 2017, our CEO and most of our other NEOs (with one exception) received market-driven base salary adjustments of 3.0%, while one NEO received a 17% base salary adjustment due to the fact that the individual's salary was significantly below the market median for similarly-positioned officers.

Chief Financial Officer Transition

        On September 28, 2017, the Company announced that Mr. Juan Pablo Tardio would retire from his position as Vice President and CFO of the Company in June 2018. In connection with his retirement, Mr. Tardio received the benefits to which he was entitled upon a retirement under the terms and conditions of his applicable plans and agreements, as described in more detail beginning on page 28.

        On April 5, 2018, the Company announced the hiring and appointment of Mark W. Smith as Chief Financial Officer Designate. Mr. Smith was appointed Vice President and CFO effective June 1, 2018. In connection with Mr. Smith's appointment, the Committee approved certain relocation benefits and an equity incentive grant consisting of restricted stock and stock options, in each case vesting at a rate of 25% per year, with a grant date value of approximately $852,328. Mr. Smith was also eligible for a bonus under the STI Plan and additional long-term incentive awards, beginning in December 2018.

        In connection with his retirement, which became effective on June 1, 2018, Mr. Tardio received a payment of $1,300,000. This amount was determined by the Committee in light of performance considerations and personal factors, including Mr. Tardio announcing his early retirement election prior to 2017 long-term equity incentive plan awards being made, his forfeiture of awards vesting during 2018 and beyond, and his substantial assistance in transitioning his obligations as Vice President and CFO to Mr. Smith.

        Additional detail regarding fiscal year 2018 compensation for Mr. Tardio and Mr. Smith, as well as our other NEOs, can be found in the Summary Compensation Table on page 38.

Role of Executive Officers in Compensation

        The Committee annually evaluates the performance of the CEO and other NEOs and determines their compensation in light of the objectives of our compensation program. The CEO provides an annual assessment of his performance and the performance of the other NEOs. The CEO, with the assistance of the Vice President, Corporate Services, provides to the Committee data, analysis, and suggested base salary adjustments and equity compensation for the other NEOs. This input from management is considered by the Committee when making its compensation decisions. The Vice President, Corporate Services also reviews the compensation consultant's annual draft of its compensation analysis (discussed below) and provides comments for the consultant's consideration. She also attends Committee meetings and provides requested information to the Committee. Except for discussing individual performance objectives with the CEO, the other NEOs do not otherwise play a role in their own compensation decisions.

Role of Compensation Consultant

        Pay Governance, the Committee's independent compensation consultant, provides reports to the Committee throughout each year containing research, market data, survey information, and information regarding trends and developments in executive compensation. At the Committee's request, Pay Governance advises the Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values. Pay Governance ordinarily provides the Committee, on an annual basis, with a final written executive compensation analysis with respect to the NEOs. The written analysis generally addresses, among other things, the following:

  •
  Comparison and assessment of NEOs' compensation to peer group proxy and survey data;

  •
  Total stockholder return comparison between the Company and its peer group; and

  •
  Consultant recommendations.

        The Committee generally reviews the compensation of the NEOs in late November or early December following the end of a particular fiscal year. During calendar year 2018, Pay Governance participated in four meetings and produced reports that were considered in four Committee meetings.

        The Committee's compensation consultant periodically provides the Committee with a written director compensation analysis. The Committee reviews the analysis and determines whether to recommend to our Board a compensation increase for non-employee directors. The NEOs do not play a role in determining or recommending the amount or form of director compensation.

        Pay Governance reports directly to the Committee although it may meet with management from time to time to gather information or to obtain management's perspective on executive compensation matters. The Committee has the sole authority under its Charter to retain, at our expense, or terminate the compensation consultant at any time. In addition, the Committee may conduct or authorize investigations of matters within its scope of responsibilities and may retain, at our expense, independent counsel or other advisors as it deems necessary.

        The Committee has considered the independence of Pay Governance in light of SEC rules and NYSE listing standards. The Committee requested and received a letter from Pay Governance addressing its independence, including the following factors:

  •
  other services provided to us by Pay Governance;

  •
  fees paid by us as a percentage of Pay Governance's total revenue;

  •
  policies or procedures maintained by Pay Governance that are designed to prevent a conflict of interest;

  •
  any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee;

  •
  any Company stock owned by the individual consultants involved in the engagement; and

  •
  any business or personal relationships between our executive officers and Pay Governance or the individual consultants involved in the engagement.

The Committee discussed these considerations, including the fact that Pay Governance provides no additional services to the Company or management. The Committee concluded that there was no conflict of interest present and that Pay Governance provided the Committee with appropriate assurances and confirmation of its independent status as the Committee's advisor.

Effect of Stockholder Say-on-Pay Vote on Executive Compensation Decisions

        Our Board and the Committee value the continued interest and feedback of our stockholders regarding our executive compensation decisions. The Committee carefully reviews the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) and other stockholder input when making decisions concerning executive compensation. At our 2018 Annual Meeting of Stockholders, approximately 93% of the votes cast on the say-on-pay proposal were in favor of our NEOs' compensation as disclosed in the proxy statement for that meeting. Based on the very high level of support shown for our executive compensation plan in the voting results from our 2018 Annual Meeting of Stockholders, the Committee determined that no changes to our executive compensation policies and decisions were necessary.

        Our stockholders vote on a say-on-pay proposal each year. Our Board and the Committee value the continued interest and feedback of our stockholders, including through the vote on our say-on-pay proposal, regarding our executive compensation decisions and seek to address stockholder concerns related to the design of our executive compensation plan.

Determining Executive Compensation

        In making compensation decisions, the Committee compares each element of compensation against a peer group of publicly-traded contract drilling and oilfield service companies (collectively "Compensation Peer Group") and against published survey data. The Compensation Peer Group consists of companies that are representative of the types of companies that we compete against for talent. The companies currently included in our Compensation Peer Group are as follows:

• Diamond Offshore Drilling, Inc.	• Noble Corporation
• Baker Hughes Incorporated	• Nabors Industries Ltd.
• Rowan Companies plc	• ENSCO plc
• Transocean Ltd.	• Patterson-UTI Energy, Inc.
• Oceaneering International, Inc.	• Precision Drilling Corp.
• Weatherford International plc	• Superior Energy Services, Inc.
• National Oilwell Varco, Inc.	• TechnipFMC plc

        The Committee also uses survey data to assist in compensation decisions, including those instances in which an NEO's position or duties do not match the position or duties of Compensation Peer Group executives. This survey data includes oilfield services, energy, and general industry data. The surveys used are as follows:

  •
  Mercer Energy Sector Compensation Survey;

  •
  Pearl Meyer & Partners Drilling Management Survey; and

  •
  Willis Towers Watson Oil and Gas Compensation Survey.

        The Committee sets target total direct compensation for NEOs to generally approximate the median level of compensation paid to similarly-situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by corporate performance, experience level, internal considerations, nature of duties, market factors, and retention issues. At the time the Committee makes compensation decisions, it uses prior fiscal year peer data and available survey data. As such, the data used by the Committee provides peer compensation comparisons on a historical basis which does not reflect the most recent year over year increase in peer compensation. Therefore, when the Committee annually sets compensation for our NEOs, that compensation generally lags behind the current median of peer compensation. Similarly, the percentile ranking for total direct compensation (discussed above) could be overstated because such rankings are derived from dated peer compensation data.

        A significant portion of total compensation is variable based on corporate performance and relative stockholder return. The Committee considers individual performance during its annual review of base salary and equity awards. However, no specific individual performance criteria or guidelines are used by the Committee as a controlling factor in the Committee's ultimate judgment and final decision. In deciding on the type and amount of executive compensation, the Committee focuses on both current pay and the opportunity for future compensation. The Committee does not have a specific formula for allocating each element of pay, but instead bases the allocation on peer and survey data and the Committee's judgment.

        In December 2016, the Committee began utilizing an award mix of 50% stock options and 50% time-based restricted stock, which the Committee believes has the effect of aligning the interests of executives with stockholders, as discussed on page 22; this award mix was used for fiscal years 2017 and 2018. As outlined below, the Committee has adopted changes to the long-term equity incentive compensation for our executives for fiscal year 2019 as a result of prevailing trends in executive compensation.

        Equity awards are calculated based on an executive's base pay and the value of our common stock. Under this methodology, for fiscal year 2018, the Committee limited the value of annual equity awards to 500% of the CEO's base salary and 300% of the base salary of the other NEOs. The Committee arrived at those values in the effort to approximate the median level of such compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. To determine the actual number of stock option shares awarded to an NEO, the dollar value of the award is divided by the applicable Black-Scholes value. In determining the Black-Scholes value, the Committee uses an average price for our common stock over a 10-day trading period ending on the Friday before the week that stock option awards are considered by the Committee. Exceptions to our long-term incentive compensation policy have occurred and may occur in the future as dictated by retention considerations and market factors.

Changes to the 2019 Executive Compensation Program

        Prospectively, and for fiscal year 2019, we have replaced stock options with performance share units as a component of our executives' long-term equity incentive compensation. While we believe that stock options create a solid connection between our executives' compensation and the Company's creation of value for stockholders, the Committee, working with Pay Governance, has determined that the prevailing trend in our peer group is to use performance share units which vest based on performance against specified goals over a three-year period instead of stock options.

        For grants of performance share units in fiscal year 2019, the Committee's has determined to use total stockholder return ("TSR") versus our Compensation Peer Group as the metric which will determine the number of shares that vest during the performance period ("relative TSR"). Each performance share unit award consists of two elements, one of which is based on the Company's relative TSR over the entire three-year vesting period and the other of which will be divided into annual tranches and determined based on the Company's one-year relative TSR for each year of the vesting period. The portion of performance share units based on the Company's one-year relative TSR for the first and second years of the vesting period will not vest until the conclusion of the three-year term of the performance share unit award.

        We believe that the performance share units, based upon a measurement of relative TSR, will better reflect the full value created for our stockholders because it will measure both the Company's stock price appreciation and dividends against those of our Compensation Peer Group. Another advantage for our stockholders is that the performance share units will be paid in full-value shares; the present value of one performance share will be equal to the present value of two or more stock options, thereby resulting in less dilution of Company shares while providing our management with competitive long-term incentive compensation opportunities. In order to further protect stockholder interests, executives' award agreements include a provision that caps awards in the event the Company experiences a negative relative TSR over the three-year measurement period regardless of whether the Company's TSR exceeds the median TSR of its peers. We also believe that the adoption of performance share units will ensure that the Company's compensation mix remains competitive and comparable with our Compensation Peer Group.

Clawback Rights

        We are dedicated to performing with integrity and promoting accountability. We believe the Company must have the ability to recover performance-based compensation paid to executive officers and key employees in circumstances if misconduct has resulted in or contributed to a restatement of our financial statements or damage to the Company. As a result, we have two policies addressing recoupment of bonus and equity compensation from executive officers and certain other key employees. The following is a summary of those policies:

  •
  In the event the Board determines that any fraud or intentional misconduct caused or was a substantial contributing factor to a restatement of our financials, the Board may require reimbursement of any bonus compensation paid to an executive officer or certain other key employees to the extent the bonus paid exceeded what would have been paid had the financial results been properly reported. This policy applies to all bonuses paid after September 30, 2008, which coincide with the fiscal years that are subject to the restatement; and

  •
  If the Committee reasonably believes that a participant under our 2005 Plan, 2010 Plan, and 2016 Plan (the "Plans") has committed certain acts of misconduct, including fraud, embezzlement, or deliberate disregard of our rules or policies, that may reasonably be expected to result in damage to us, the Committee may cancel all or part of any outstanding award under the Plans whether or not vested or deferred. Additionally, if the misconduct occurs during a fiscal year in which there was also an exercise or receipt of an award under the Plans, the Committee may recoup any value received from such award.

Executive Officer and Director Stock Ownership Guidelines

        Because the Board believes in linking the interests of management and stockholders, the Board has adopted stock ownership guidelines for our NEOs. Our Executive Stock Ownership Guidelines specify a number of shares that our NEOs must accumulate and hold within five years of the later of the adoption of the guidelines or the appointment of the individual as an NEO. The CEO is required to own shares having a value of five times base salary, and the other NEOs are required to own shares having a value of two times base salary. The Board has adopted a similar policy applicable to Directors that requires ownership of shares having a value equal to two times annual compensation.

Trading, Hedging and Pledging Policies

        Our Insider Trading Policy prohibits all directors, officers and employees from engaging in short-term (i.e., short-swing trading) or speculative transactions involving Company stock. Our Insider Trading Policy prohibits the purchase or sale of puts, calls, options and other derivative securities based on Company stock. Our Insider Trading Policy also prohibits short sales, margin accounts, hedging transactions, pledging of Company stock as collateral and, with the exception of Rule 10b5-1 trading plans as noted below, standing orders placed with brokers to sell or purchase Company stock.

        Our Insider Trading Policy prohibits our directors, officers and employees from purchasing or selling Company stock while in possession of material, non-public information. As such, and in addition to our pre-clearance procedures, our directors, executive officers and certain other employees are prohibited from buying or selling Company stock during our earnings period (which begins on the first day of the month following the close of a fiscal quarter and ends after the second full trading day following the release of the Company's earnings). However, we do permit our directors and employees to adopt and use Rule 10b5-1 trading plans. This allows directors and employees to sell and diversify their holdings in Company stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material non-public information concerning the Company, and thereafter sell shares of Company stock in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material non-public information about the Company at the time of the sale.

Deductibility of Executive Compensation

        In connection with making decisions on executive compensation, the Committee has previously taken into consideration the provisions of Section 162(m) of the Internal Revenue Code, which limited the deductibility by the Company for federal income tax purposes of certain categories of annual compensation in excess of $1 million paid to certain executive officers. The exemption from the Section 162(m) deduction limit for performance-based compensation was repealed by the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The repeal means that even performance-based compensation will be subject to the deduction limit of Section 162(m).

        It is the Company's and the Committee's intention to maximize the effectiveness of the Company's compensation programs while also taking into consideration the requirements of the Internal Revenue Code and Treasury Regulations. Accordingly, we believe it is important to retain the flexibility to compensate executives competitively even if such compensation is potentially not deductible for tax purposes. As such, exceptions may occur when the Committee or the Board, after balancing tax efficiency with long term strategic objectives, believe it is in the best interests of our stockholders to make compensation decisions that may not meet the deductibility limitations of Section 162(m) or to modify compensation that was initially intended to be deductible under Section 162(m) when necessary to enable the Company to meet its overall objectives.

Potential Payments Upon Change-in-Control or Termination

Change-in-Control

        We have entered into change-in-control agreements with our NEOs and certain other key employees. These agreements are entered into in recognition of the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual change-in-control of the Company. These agreements contain a "double" trigger provision whereby no benefits will be paid to an executive unless both a change-in-control has occurred and the executive's employment is terminated after a change-in-control. We believe this arrangement appropriately balances our interests and the interests of executives since we make no payments unless a termination of employment occurs.

        More specifically, if we actually or constructively terminate a NEO's employment within 24 months after a change-in-control other than for cause, disability, death, or the occurrence of a substantial downturn, or if any of our NEOs terminates his or her employment for good reason within 24 months after a change-in-control (as such terms are defined in the change-in-control agreement), any unvested benefits under our Supplemental Savings Plan and Supplemental Pension Plan and any options or restricted stock granted to any of the NEOs will fully vest and we will be required to pay or provide:

  •
  A lump sum payment equal to two and one-half (2 1/2) times the base salary and annual bonus of the CEO and two (2) times the base salary and annual bonus of the other NEOs;

  •
  24 months of benefit continuation;

  •
  A prorated annual bonus payable in one lump sum;

  •
  Up to $5,000 for out-placement counseling services; and

  •
  A lump sum payment of any accrued vacation pay, any previously deferred compensation, and base salary through the termination date;

provided that the payments and benefits will be provided only if an NEO executes and does not revoke a release of claims in the form attached to the change-in-control agreement. No tax gross-ups are provided on payments made under these agreements. These agreements are automatically renewed for successive two-year periods unless terminated by us.

        For more information regarding post-termination payments that we may be required to make to NEOs in the event of a change-in-control, see the Potential Payments Upon Change-in-Control table on page 46.

        Our 2005 Plan and 2010 Plan contain a provision whereby all stock options and restricted stock will automatically become fully vested and immediately exercisable in the event of a change-in-control, as defined in such plans. This provision was included in all equity plans in order to be consistent with market practice at the time the plans were approved by stockholders. However, similar to our change-in-control agreements, our 2016 Plan contains a "double" trigger provision whereby stock options and restricted stock will vest in the event of a change-in-control and the executive's employment is subsequently terminated. The potential value of the acceleration of vesting of stock options and restricted stock upon a change-in-control is reflected in columns 6 and 7 of the Potential Payments Upon Change-in-Control table on page 46.

Other Termination Payments

        The Supplemental Pension Plan and Supplemental Savings Plan described on page 28 and quantified in the Pension Benefits for Fiscal Year 2018 and Nonqualified Deferred Compensation for Fiscal Year 2018 tables on pages 44 and 45 provide for potential payments to NEOs upon termination of employment for other than change-in-control.

SUMMARY COMPENSATION TABLE

        The following table includes information concerning compensation paid to or earned by our NEOs listed in the table for the fiscal years ended September 30, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
John W. Lindsay,	2018	927,919	811,617	2,225,716	2,398,820	1,082,155	17,895	313,042	7,777,164
President and Chief	2017	904,327	349,823	1,857,527	2,165,637	699,648	17,582	236,408	6,230,952
Executive Officer	2016	840,865	229,750	1,019,375	2,427,200	229,750	150,461	194,681	5,092,082
Mark W. Smith,	2018	177,083	214,285	426,147	426,165	285,715	—	43,765	1,599,045
Vice President and
Chief Financial
Officer
Robert L. Stauder,	2018	475,938	316,940	684,975	738,220	422,587	16,461	109,186	2,764,307
Senior Vice President	2017	463,838	130,128	562,990	656,368	260,258	80,340	88,268	2,242,190
and Chief Engineer,	2016	431,288	87,622	291,250	708,480	87,622	34,025	89,423	1,729,710
Drilling Subsidiary
John R. Bell,	2018	365,544	243,426	526,104	566,994	324,568	1,982	69,563	2,098,181
Vice President,	2017	349,375	99,945	432,407	504,114	199,891	1,115	30,284	1,617,131
International and	2016	325,000	67,298	233,000	537,920	67,298	8,494	48,076	1,287,086
Offshore Operations,
Drilling Subsidiary
Cara M. Hair,	2018	356,563	244,599	465,395	501,566	326,132	—	44,204	1,938,099
Vice President,	2017	305,938	88,413	365,895	426,563	176,826	—	47,744	1,411,379
Corporate Services	2016	275,000	56,944	174,750	406,720	56,944	—	30,251	1,000,609
and Chief Legal
Officer
Juan Pablo Tardio,	2018	334,362	—	—	—	—	1,051	1,325,211	1,660,594
former Vice President	2017	478,375	136,849	592,018	690,267	273,696	641	82,479	2,254,325
and Chief Financial	2016	445,000	92,146	302,900	734,720	92,146	5,622	64,532	1,737,066
Officer

(1)
The amounts included in this column reflect salaries earned during fiscal years 2018, 2017 and 2016. Annual salary adjustments, if any, become effective at the beginning of each calendar year. Thus, the salary reported above for a fiscal year is the sum of the NEO's salary for the last three months of a calendar year plus the first nine months of the following calendar year.

(2)
The amounts included in this column reflect the portion of amounts paid pursuant to our STI Plan attributable to the Committee's assessment of our rig utilization, dayrates, market share, our stockholder returns relative to both the returns of our U.S. land drilling peers within the Compensation Peer Group and all companies within our peer group, and our performance with respect to certain other Company strategic initiatives. The amounts were earned in connection with our performance for the reported fiscal year, but were paid during the first quarter of the succeeding fiscal year.

(3)
The amounts included in this column represent the aggregate grant date fair value of stock awards determined pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the NEOs. For additional information, including valuation assumptions with respect to the grants, refer to note 7, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2018, included in the 2018 Annual Report on Form 10-K filed with the SEC on November 16, 2018.

(4)
The amounts included in this column reflect the aggregate grant date fair value of option awards determined pursuant to FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the NEOs. For additional information, including valuation assumptions with respect to the grants, refer to note 7, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2018, included in the 2018 Annual Report on Form 10-K filed with the SEC on November 16, 2018.

(5)
The amounts included in this column reflect the portion of amounts paid under our STI Plan based on annual performance measured against pre-established objectives whose outcome is uncertain at the time the awards are communicated to the NEOs. The bonus award opportunities and financial measures and financial measure weightings for determining bonus amounts for fiscal year 2018 are described in the CD&A beginning on page 22.

(6)
The amounts included in this column reflect the aggregate change in the actuarial present value of the accumulated benefit of each NEO under our Pension Plan and our Supplemental Pension Plan. The actuarial present value calculation for fiscal year 2018 for Messrs. Lindsay and Stauder, who are retirement eligible, is based on an immediate annuity (with an assumed retirement date of September 30, 2018), whereas the present value calculation for Messrs. Tardio and Bell, who are not retirement eligible, is based on a deferred annuity (with an assumed retirement age of 61). Ms. Hair and Mr. Smith are not participants under either the Pension Plan or the Supplemental Pension Plan.

(7)
"All other compensation" for fiscal year 2018 includes the following:

•
Our matching contribution to the Savings Plan on behalf of each NEO as follows: John W. Lindsay — $13,750; Mark W. Smith — $7,969; Robert L. Stauder — $13,750; John R. Bell — $13,844; Cara M. Hair — $15,391; Juan Pablo Tardio — $11,434.

•
Our matching contribution to the nonqualified Supplemental Savings Plan for Employees of Helmerich & Payne, Inc. on behalf of each NEO as follows: John W. Lindsay — $128,233; Mark W. Smith — $0; Robert L. Stauder — $47,484; John R. Bell — $22,604; Cara M. Hair — $856; Juan Pablo Tardio — $0.

•
Dividends on restricted stock as follows: John W. Lindsay — $142,111; Mark W. Smith — $8,721; Robert L. Stauder — $44,344; John R. Bell — $33,085; Cara M. Hair — $27,884; Juan Pablo Tardio — $12,720.

•
For John W. Lindsay, the amount reported includes $23,081 for personal use of our aircraft. The value shown for personal use of our aircraft is the incremental cost to us of such use, which is calculated based on the variable operating costs to us per nautical mile of operation, which include fuel costs, repairs, meals, professional services, travel expenses and licenses and fees. Fixed costs that do not change based on usage, such as the cost of aircraft, pilot salaries, insurance, rent, and other costs, were not included. The amount reported includes deadhead flights and is reduced by any reimbursements to us. Flights for Mr. Lindsay comply with the Company's aircraft use policy described on page 29 of the CD&A.

•
For Mark W. Smith, the amount reported includes a relocation bonus of $15,000 and additional amounts paid by the Company, including expenses for moving household goods and other relocation expenses.

•
Our contributions toward business travel premiums, club memberships, event tickets, and personal use of aircraft not otherwise disclosed above. The values of these personal benefits are based on the incremental aggregate cost to us and are not individually quantified because none of them individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each NEO.

•
For Juan Pablo Tardio, the amount reported includes a payment of $1,300,000. The Committee determined the amount of the payment based on performance considerations and personal factors, including Mr. Tardio announcing his early retirement election prior to 2017 long-term equity incentive plan awards being made, his forfeiture of awards vesting during 2018 and beyond, and his substantial assistance in transitioning his obligations as CFO to Mr. Smith.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2018

        As described on pages 27 and 28 of the CD&A, we provide incentive award opportunities to executives, designed to reward both short-term and long-term business performance, and create a close alignment between incentive compensation and stockholders' interests. The following table provides information on non-equity incentive plan awards and restricted stock and stock options granted in fiscal year 2018 to each of our NEOs. Although the grant date fair value is shown in the table for these stock and option awards, there can be no assurance that these values will actually be realized during the terms of these grants.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (2)
									All Other Option Awards: Number of Securities Underlying Options (#) (3)		Grant Date Fair Value of Stock and Option Awards ($) (5)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John W. Lindsay		373,890	934,725	1,215,143
	12/4/2017								185,811	58.43	2,398,820
	12/4/2017							38,092			2,225,716
Mark W. Smith (6)		106,250	318,750	425,000
	5/1/2018								23,915	68.90	426,165
	5/1/2018							6,185			426,147
Robert L. Stauder		119,857	359,572	479,429
	12/4/2017								57,182	58.43	738,220
	12/4/2017							11,723			684,975
John R. Bell		92,056	276,169	368,225
	12/4/2017								43,919	58.43	566,994
	12/4/2017							9,004			526,104
Cara M. Hair		92,500	277,500	370,000
	12/4/2017								38,851	58.43	501,566
	12/4/2017							7,965			465,395
Juan Pablo Tardio (7)	—	—	—	—				—	—	—	—

(1)
The amounts included in this column reflect the threshold, target, and maximum potential value of a payout for each NEO under our STI Plan if certain of our financial performance objectives were achieved for the October 1, 2017 to September 30, 2018 performance period. The amounts are based on salaries in effect as of January 1, 2018 for each NEO, which is the basis for determining the actual payments to be made subsequent to year-end. The potential payouts are performance-driven and, therefore, are at risk. The possible payouts reflected in the table may be increased or decreased by an adjustment factor of up to 100% based on the Committee's assessment of corporate performance. The financial measures, bonus opportunities, and adjustment factors for determining payout are described in the CD&A on pages 26 and 27. Because Mr. Tardio retired prior to September 30, 2018, no payout was made to him under the Non-Equity Incentive Plan.

(2)
The amounts included in this column reflect the number of shares of common stock subject to restricted stock awards granted in fiscal year 2018 to the NEOs. The awards of restricted stock vest ratably in four equal annual installments, beginning on the one-year anniversary of the grant date. Dividends are paid on the restricted stock at the same rate applicable to other holders of our common stock.

(3)
The amounts included in this column reflect the number of stock options granted in fiscal year 2018 to the NEOs. The options vest and become exercisable ratably in four equal annual installments, beginning on the one-year anniversary of the grant date.

(4)
The amounts included in this column reflect the exercise price for the stock options granted in fiscal year 2018, which was the closing price of our common stock on the grant date.

(5)
The amounts included in this column reflect the grant date fair value for restricted stock awards and options granted in fiscal year 2018 determined pursuant to FASB ASC Topic 718. The full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For restricted stock, fair value is calculated based on the closing sales prices on the grant date. For stock options, fair value was calculated using the Black-Scholes value on the grant date. For the grants received by Ms. Hair and Messrs. Lindsay, Stauder and Bell on December 4, 2017, the grant date fair value was $12.91. For the grants received by Mr. Smith on May 1, 2018, the grant date fair value was $17.82. In applying the Black-Scholes model, we have made certain valuation assumptions. For additional information on the valuation assumptions, refer to note 7, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2018, included in the 2018 Annual Report on Form 10-K filed with the SEC on November 16, 2018. The actual value, if any, the NEO will realize on option awards will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised. The values reflect the accounting expense and may not reflect the actual value realized by the NEO.

(6)
Mr. Smith's Non-Equity Incentive Plan Award threshold, target and maximum are shown on a full-year basis. Because Mr. Smith was hired midway through fiscal year 2018, his Non-Equity Incentive Plan Award was partially prorated, as reflected on the Summary Compensation Table on page 38.

(7)
Because his retirement was announced prior to the grants of plan-based awards for fiscal year 2018, no awards were made to Mr. Tardio.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

        The following table provides information on the current holdings of stock option awards and restricted stock awards by the NEOs at September 30, 2018. This table includes exercisable and unexercisable option awards and unvested restricted stock awards, and such awards are reflected in each row below on an award-by-award basis. The vesting schedule for each grant that has not fully vested is shown following this table. For additional information about the option awards and stock awards, see the description of such awards in the CD&A on pages 27 and 28.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John W. Lindsay	12/2/2008	65,000			21.065	12/2/2018
	12/1/2009	45,000			38.015	12/1/2019
	12/7/2010	21,000			47.935	12/7/2020
	12/6/2011	34,000			59.76	12/6/2021
	12/4/2012	54,500			54.18	12/4/2022
	12/3/2013	62,500			79.67	12/3/2023
	12/2/2014	84,000	28,000 (1)		68.83	12/2/2024	3,375 (2)	232,099
	11/30/2015	92,500	92,500 (1)		58.25	11/30/2025	8,750 (3)	601,738
	12/5/2016	24,148	72,446 (1)		81.31	12/5/2026	17,134 (4)	1,178,305
	12/4/2017		185,811 (1)		58.43	12/4/2027	38,092 (5)	2,619,587
Mark W. Smith	5/1/2018		23,915 (6)		68.90	7/1/2028	6,185 (7)	425,342
Robert L. Stauder	12/3/2013	17,000			79.67	12/3/2023
	12/2/2014	5,562	5,562 (1)		68.83	12/2/2024	1,600 (2)	110,032
	11/30/2015	13,500	27,000 (1)		58.25	11/30/2025	2,500 (3)	171,925
	12/5/2016	7,319	21,957 (1)		81.31	12/5/2026	5,193 (4)	357,123
	12/4/2017		57,182 (1)		58.43	12/4/2027	11,723 (5)	806,191
John R. Bell	12/2/2008	13,000			21.065	12/2/2018
	12/1/2009	9,000			38.015	12/1/2019
	12/7/2010	5,500			47.935	12/7/2020
	12/6/2011	6,000			59.76	12/6/2021
	12/4/2012	10,000			54.18	12/4/2022
	12/3/2013	8,500			79.67	12/3/2023
	12/2/2014	16,875	5,625 (1)		68.83	12/2/2024	687 (2)	47,245
	11/30/2015	20,500	20,500 (1)		58.25	11/30/2025	2,000 (3)	137,540
	12/5/2016	5,621	16,864 (1)		81.31	12/5/2026	3,989 (4)	274,324
	12/4/2017		43,919 (1)		58.43	12/4/2027	9,004 (5)	619,205
Cara M. Hair	12/6/2011	750			59.76	12/6/2021
	12/2/2014	3,750	1,250 (1)		68.83	12/2/2024	375 (2)	25,789
	11/30/2015	15,500	15,500 (1)		58.25	11/30/2025	1,500 (3)	103,155
	12/5/2016	4,756	14,270 (1)		81.31	12/5/2026	3,375 (4)	232,099
	12/4/2017		38,851 (1)		58.43	12/4/2027	7,965 (5)	547,753
Juan Pablo Tardio(9)	—	—	—		—	—	—	—

(1)
The remaining, unexercisable options vest as follows:

Grant Date	Vesting Schedule
12/02/2014	100% on 12/2/2018
11/30/2015	ratably on each of the following dates: 11/30/2018 and 11/30/2019
12/05/2016	ratably on each of the following dates: 12/5/2018, 12/5/2019 and 12/5/2020
12/04/2017	ratably on each of the following dates: 12/4/2018, 12/4/2019, 12/4/2020 and 12/4/2021
(2)
The unvested shares of restricted stock vest on 12/2/2018.

(3)
The unvested shares of restricted stock vest ratably on 11/30/2018 and 11/30/2019.

(4)
The unvested shares of restricted stock vest ratably on 12/5/2018, 12/5/2019 and 12/5/2020.

(5)
The unvested shares of restricted stock vest ratably on 12/4/2018, 12/4/2019, 12/4/2020 and 12/4/2021.

(6)
The remaining, unexercisable options vest ratably on each of the following dates: 5/1/2019, 5/1/2020, 5/1/2021 and 5/1/2022.

(7)
The unvested shares of restricted stock vest ratably on 5/1/2019, 5/1/2020, 5/1/2021 and 5/1/2022.

(8)
The aggregate market value is based on the closing market price of our common stock of $68.77 at September 28, 2018.

(9)
All of Mr. Tardio's outstanding awards were canceled prior to September 30, 2018 as a result of his retirement.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2018

        The following table provides additional information about stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, during fiscal year 2018 by the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John W. Lindsay	25,000	600,438	17,586	1,028,677
Mark W. Smith	—	—	—	—
Robert L. Stauder	—	—	5,643	331,895
John R. Bell	10,000	207,950	4,141	243,372
Cara M. Hair	—	—	2,500	146,230
Juan Pablo Tardio	48,875	408,224	5,770	336,939

(1)
The value realized on vesting is calculated using the closing market price of our common stock on the relevant vesting dates.

PENSION BENEFITS FOR FISCAL YEAR 2018

        The Pension Benefits table below sets forth the fiscal year 2018 year-end present value of accumulated benefits payable to each of our NEOs under our Pension Plan and the Supplemental Pension Plan. Effective October 1, 2003, we revised both the Pension Plan and the Supplemental Pension Plan to close the plans to new participants and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the plans frozen.

        The pension benefit under our Pension Plan for time periods prior to October 1, 2003, is calculated pursuant to the following formula:

Compensation × 1.5% = Annual Pension Benefit.

        The pension benefit for the period commencing October 1, 2003 through September 30, 2006 is calculated as follows:

Compensation × 0.75% = Annual Pension Benefit.

        Pension benefits are determined based on compensation received throughout a participant's career. "Compensation" includes salary, bonus, vacation pay, sick pay, Section 401(k) elective deferrals, and Section 125 "cafeteria plan" deferrals. The Pension Plan benefit formulas are the same for all employees. Therefore, retirement benefits for executives are calculated in the same manner as for other employees.

        A normal retirement benefit is available under our Pension Plan if the employee retires at age 65 with at least five years of credited service or is otherwise fully vested. The "normal retirement date" is the first day of the month coincident with or next following the later of (i) normal retirement age (age 65) and (ii) the fifth anniversary of the employee's participation in the Pension Plan.

        An employee can take early retirement once he has reached age 55 and has completed at least 10 years of credited service. The amount of the early retirement benefit payment is reduced if the employee retires prior to age 62 and immediately begins receiving payments. The reduction in the annual benefit amount is 6% for each year (1/2 of 1% for each month) the employee's early retirement benefit payments start prior to age 62. The Pension Plan provides unreduced benefits for early retirement after the employee reaches age 62 and has at least 10 years of credited service. The benefit after age 62 is calculated the same as a benefit at age 65.

        A vested benefit is available if the employee terminates employment before early or normal retirement and has five or more years of credited service. However, the employee may elect to start receiving a benefit as early as age 55 if he had 10 years of credited service. In this situation, the monthly amount will be less than what the employee would receive had he waited until age 65 since the benefit will be actuarially reduced to cover a longer period of time for payment. The actuarial reduction of the early deferred vested pension is greater than the reduction for early retirement immediately following termination of employment. However, if the employee qualified for the more favorable reduction factors at the time he leaves the Company, the benefit is based on those factors.

        The employee may choose among alternative forms of retirement income payment after he becomes eligible to retire on his normal retirement date or early retirement date, as the case may be. Optional forms of payment include a single life annuity (which is an unreduced monthly pension for the rest of the employee's life), a Joint & Survivor Annuity (which is a reduced monthly pension during the employee's lifetime with payments, depending on the employee's election, of 50%, 75%, or 100% of the monthly pension continuing to the employee's spouse for the rest of the spouse's life), a guaranteed certain benefit option (which is a reduced monthly pension with payments guaranteed for 10 years and if the employee dies before the end of this period, his beneficiary will receive the payments through the end of this period) or a lump-sum (a one-time only lump sum payment, based on the present value of the monthly benefits that would have been expected to be paid for the retiree's lifetime — no survivor benefits are payable under this option).

        The Supplemental Pension Plan benefit payable to the employee is the difference between the monthly amount of our Pension Plan benefit to which the employee would have been entitled if such benefit were computed without giving effect to the limitations on benefits imposed by application of Sections 415 and 401(a)(17) of the Internal Revenue Code, and the monthly amount actually payable to the employee under our Pension Plan at the applicable point in time. The benefit amount is computed as of the employee's date of termination with the Company in the form of a straight life annuity payable over the employee's lifetime (calculated in the same manner as the Pension Plan) assuming payment was to commence at the employee's normal retirement date. The employee will be paid in the form of a lump sum payment or an annual installment payable over a period of two to 10 years as designated by the employee. The employee's form of payment election under the Pension Plan will not affect the payment form under the Supplemental Pension Plan. Payment under the Supplemental Pension Plan will commence within 30 days of the later of the first business day of the seventh month following the employee's separation from service or the age (between age 55 and 65) specified on the employee's election form. However, in the event of death, payment will be paid within 30 days of the date of death.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
John W. Lindsay	Pension Plan	32	360,102	—
	Supplemental Pension Plan	32	58,240	—
Mark W. Smith (2)	Pension Plan	—	—	—
	Supplemental Pension Plan	—	—	—
Robert L. Stauder	Pension Plan	35	302,602	—
	Supplemental Pension Plan	35	895	—
John R. Bell	Pension Plan	21	44,457	—
	Supplemental Pension Plan	21	—	—
Cara M. Hair (2)	Pension Plan	—	—	—
	Supplemental Pension Plan	—	—	—
Juan Pablo Tardio (3)	Pension Plan	18	32,877	—
	Supplemental Pension Plan	18	—	—

(1)
The actuarial present value calculation for fiscal year 2018 for Messrs. Lindsay and Stauder, who are retirement eligible, is based on an immediate annuity (with an assumed retirement date of September 30, 2018), whereas the present value calculation for Mr. Bell, who is not retirement eligible, is based on a deferred annuity (with an assumed retirement age of 61). The lump sum factor is based on the Pension Protection Act 2018 Mortality Table and the following tier rates: Segment 1 — 3.10%; Segment 2 — 4.15%; and Segment 3 — 4.46%. The lump-sum assumptions are consistent with those used at September 30, 2018. The Company's pension and the assumptions are more fully described in the Company's 2018 Annual Report on Form 10-K filed with the SEC on November 16, 2018.

Messrs. Lindsay and Stauder are currently eligible to receive a reduced early retirement benefit upon termination of employment. Mr. Bell would be eligible to receive a benefit any time after attaining age 55 upon his termination of employment. Depending on his age at termination, he would be eligible to receive either a reduced early retirement benefit or an actuarially reduced early deferred vested benefit on or after age 55.

(2)
Ms. Hair and Mr. Smith are not participants under either the Pension Plan or the Supplemental Pension Plan.

(3)
Mr. Tardio retired on June 1, 2018.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2018

        Pursuant to our Supplemental Savings Plan, a participant can contribute between 1% and 40% of a participant's combined base salary and bonus to the Supplemental Savings Plan on a before-tax basis. If the participant has not received the full Company match of the first 5% of pay in the qualified Savings Plan, then the balance of the match will be contributed to the Supplemental Savings Plan. With the exception of one stable value fund, the investment fund selections are identical in both the qualified Savings Plan and the Supplemental Savings Plan. Unless previously distributed according to the terms of a scheduled in-service withdrawal, a participant's account will become payable at the time and in the form selected by the participant upon the earlier to occur of a participant's separation from service, a participant's disability, a change-in-control or the participant's death. A participant may select payment in the form of a single lump sum payment or annual installment payments payable over a period of two to 10 years.

        The following Nonqualified Deferred Compensation table summarizes the NEOs' compensation for fiscal year 2018 under our Supplemental Savings Plan.

Name	Executive Contributions for FY 2018 ($) (1)	Registrant Contributions for FY 2018 ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) (3)
John W. Lindsay	283,967	128,233	100,535	156,681	1,692,351
Mark W. Smith	—	—	—	—	—
Robert L. Stauder	61,234	47,484	166,575	—	967,865
John R. Bell	36,448	22,604	29,098	49,892	183,995
Cara M. Hair	16,247	856	7,875	—	107,539
Juan Pablo Tardio	23,282	—	16,947	—	1,167,876

(1)
The amounts reflected as Registrant Contributions above are included in the Summary Compensation Table under the "All Other Compensation" column. Executive Contributions reflected above are made monthly during the fiscal year and are based on the employee's elected deferral percentage rate. Registrant Contributions are made at the end of the calendar year following the end of the fiscal year. These contributions are based on salary and bonus. Executive Contributions are reported as salary and bonus in the Summary Compensation Table.

(2)
These amounts do not include any above-market earnings.

(3)
The fiscal year-end balance reported for the Supplemental Savings Plan includes the following amounts that were previously reported in the above Summary Compensation Table as compensation for 2016 and 2017: John W. Lindsay — $268,020; Mark W. Smith — $0; Robert L. Stauder — $94,978; John R. Bell — $35,761; Cara M. Hair — $34,222; Juan Pablo Tardio — $165,983.

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL

        The following table shows potential pre-tax payments to our NEOs under existing agreements in the event of a change-in-control, assuming a September 30, 2018 termination date and using the closing price ($68.77) of our common stock on September 28, 2018 (the last business day of fiscal year 2018). Any payments due under the agreements are to be paid in a lump sum within 30 days after an executive's employment termination date. In addition, in the event of a change-in-control without termination of employment our NEOs would be entitled to all of the amounts reflected in the column captioned "Stock Options" and, with respect to restricted stock, the amounts reflected in the column captioned "Restricted Stock" after reducing same by the value attributed to the restricted stock award granted on December 4, 2017 under our 2016 Plan. See footnote 7 below for additional information on restricted stock.

Name	Salary and Bonus ($) (1)	Bonus ($) (2)	Vacation Pay ($) (3)	Continued Benefits ($) (4)	Outplacement Services ($) (5)	Stock Options ($) (6)	Restricted Stock ($) (7)	Non-qualified Plans ($) (8)	Total ($)
John W. Lindsay	4,960,490	1,049,471	43,139	295,730	5,000	9,891,316	4,631,728	1,633,701	22,510,575
Mark W. Smith	1,487,500	318,750	25,336	80,775	5,000	—	425,342	—	2,342,703
Robert L. Stauder	1,739,630	390,386	32,268	147,093	5,000	1,017,322	1,445,270	927,094	5,704,063
John R. Bell	1,336,122	299,836	18,765	113,389	5,000	2,096,955	1,078,314	155,536	5,103,917
Cara M. Hair	1,295,000	277,500	19,211	78,899	5,000	734,597	908,796	78,878	3,397,881
Juan Pablo Tardio (9)	—	—	—	—	—	—	—	—	—

(1)
For Mr. Lindsay, this amount represents a lump sum payment equal to two and one-half (2 1/2) times the sum of (a) base salary in effect at the time of termination and (b) an annual bonus, derived by taking the target annual bonus applicable for the year of termination or, if greater, the amount of annual bonus most recently paid for a year preceding the year of termination. The computation for the other NEOs is the same except that the multiplier in the preceding formula is two (2) times.

(2)
This amount represents an annual bonus for the fiscal year-end which coincides with the termination date of September 30, 2018. This annual bonus amount is calculated in the manner contemplated in footnote 1 above.

(3)
This column reflects accrued vacation pay not yet paid by us as of September 30, 2018.

(4)
This amount represents the value of 24 months of benefit continuation following the termination of employment. Benefits included are: 18 months of Company medical COBRA, and private medical, dental and vision insurance for six months following COBRA; basic and supplemental life insurance; long-term disability insurance; Savings Plan match; and Supplemental Savings Plan match by us.

(5)
This amount represents payment for outplacement counseling services if utilized by the NEO.

(6)
This column represents the potential value of unvested stock options that would vest. The value in the column is derived by multiplying the number of shares underlying the options that vested by the difference between $68.77, the market price of our common stock at September 28, 2018 (the last business day of fiscal year 2018), and the exercise price of each option that vested.

(7)
This column represents the value of unvested restricted stock awards that would vest in connection with a change of control and a termination of employment. The value on September 30, 2018 is shown at $68.77 per share, the closing price of our common stock on September 28, 2018 (the last business day of fiscal year 2018). If there was a change-in-control without a termination of employment, the column amounts would be reduced (since, beginning in fiscal year 2017, all equity award grants contain a vesting double trigger) and the new column amounts would be as follows: John W. Lindsay — $833,836; Mark W. Smith — $0; Robert L. Stauder — $281,957; John R. Bell — $184,785; and Cara M. Hair — $128,944.

(8)
Except as noted in this footnote, this column reflects the value of, and payout under, the Supplemental Savings Plan and Supplemental Pension Plan. Both the Supplemental Savings Plan and Supplemental Pension Plan are payable upon termination of employment. Only the Supplemental Savings Plan is payable upon a change-in-control (with or without termination). The amounts reported for Ms. Hair and Messrs. Smith and Bell are solely attributable to the Supplemental Savings Plan. The amounts reported for Messrs. Lindsay and Stauder include both the Supplemental Savings Plan and Supplemental Pension Plan.

(9)
Mr. Tardio retired from the Company on June 1, 2018 and, consequently, his change of control agreement ceased to be in effect. As a result, the table is not applicable to Mr. Tardio because of the assumed employment termination date of September 30, 2018.

PAY RATIO DISCLOSURE

        Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Item 402(u) of Regulation S-K require us to disclose for the last fiscal year (i) the median of the annual total compensation of all of our employees, except our principal executive officer, (ii) the annual total compensation of our principal executive officer and (iii) the ratio of the amount in clause (i) to the amount in clause (ii) (the "pay ratio").

Background

        As of September 30, 2018, the date we used for identifying the median employee and calculating the pay ratio, our employee population consisted of 9,701 people in eight countries, including all full-time, part-time, seasonal and temporary workers of Helmerich & Payne, Inc. and its consolidated subsidiaries. We used the last day of each month during the fiscal year for purposes of determining the foreign exchange rate to U.S. dollar for employees paid in other currencies. We excluded 102 employees based in five non-U.S. countries (see details in the table below) under the "de minimis" exemption in Item 402(u)(4)(ii) of Regulation S-K.

Country	Number of Workers Excluded
Abu Dhabi	5
Bahrain	31
Ecuador	14
Equatorial Guinea	3
India	49

        We used a consistently applied compensation measure to identify our median-paid employee from our employee population by comparing employees' total cash compensation for fiscal year 2018, consisting of salary or wages, bonuses, matching contributions to Company savings plans and other income earned during the fiscal year. We did not annualize compensation for employees who were hired during fiscal year 2018 and no cost-of-living adjustments were made in identifying the median employee.

Calculation

        After identifying our median employee, we combined all elements of this employee's compensation for fiscal year 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total cash compensation of $76,525 for fiscal year 2018. As reported in the "Total" column of the "Summary Compensation Table" included in this proxy statement, our CEO's annual total compensation for fiscal year 2018 was $7,777,164. Based on this information, the pay ratio of our CEO's annual total compensation to that of our median employee for fiscal year 2018 was approximately 101.6 to 1.

        Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported here. We believe that our calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements.

DIRECTOR COMPENSATION IN FISCAL YEAR 2018

        Mr. Helmerich, as Chairman of the Board, receives a quarterly retainer of $37,500. Each non-employee Director receives a quarterly retainer of $25,000. The Audit Committee chair receives a quarterly retainer of $3,750. The Human Resources Committee and Nominating and Corporate Governance Committee chairs each receive a quarterly retainer of $2,500. In addition, each member of the Audit Committee receives a quarterly retainer of $1,250. In addition to quarterly retainers, in fiscal year 2018, each non-employee Director (other than the Chairman of the Board) received restricted stock and an option to purchase shares of our common stock pursuant to the 2016 Plan which had a combined value of approximately $180,000 on the date of grant. In fiscal year 2018, the Chairman of the Board received restricted stock and options to purchase shares of our common stock with a combined value of approximately $270,000. All non-employee Directors are reimbursed for expenses incurred in connection with the attending of Board or Board committee meetings. Employee Directors do not receive compensation for serving on the Board.

        The Directors may participate in our Director Deferred Compensation Plan (the "Director Plan"). Each Director participating in the Director Plan may defer into a separate account maintained by us, all or a portion of such Director's cash compensation paid by us for services as a Director. A Director may select between two deemed investment alternatives, being an interest investment alternative and a stock unit investment alternative. The interest investment alternative provides for the payment of interest on deferred amounts in the Director's account at a rate equal to prime plus one percent. Under the stock unit investment alternative, we credit the Director's account with a number of stock units determined by dividing the Director's deferred compensation amount by the fair market value of a share of our common stock on the compensation deferral date. The Director's account is also credited with any dividends that would have been paid by us had the Director held actual shares of our common stock. The account balance attributable to the stock unit investment alternative may increase or decrease depending upon fluctuations in the value of our common stock and the distribution of dividends. The stock units credited to a Director's account are used solely as a device for the determination of the amount of cash payment to be distributed to the Director under the Director Plan. No Director is entitled to a distribution of actual shares of our common stock or to any other stockholder rights with respect to the stock units credited under the Director Plan. Except for emergency withdrawals and a change-in-control event (as defined in the Director Plan), the deferred cash amounts in a Director's account are not paid until he or she ceases to be a Director. The Director Plan does not create a trust and the participating Directors would be general unsecured creditors of the Company. Since employee Directors do not receive compensation for serving on the Board, only non-employee Directors are able to participate in the Director Plan. The Director Plan is interpreted and administered by the Human Resources Committee.

Changes to the 2019 Director Compensation Program

        Prospectively, and for the fiscal year ending September 30, 2019, we have eliminated stock options as an element of our Director compensation program. Working with Pay Governance, the Human Resources Committee and the Board have determined that the prevailing trend in our Compensation Peer Group is to award stock-based compensation to Directors solely in the form of restricted stock.

 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (4)	Stock Awards ($) (6)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (5)	Total ($)
Delaney M. Bellinger (1)	42,917	45,015	44,680	—	—	501	133,113
Kevin G. Cramton	105,000	88,288	95,160	—	—	4,107	292,555
Randy A. Foutch	111,250	88,288	95,160	—	—	3,188	297,886
Hans Helmerich (2)	150,000	132,461	142,746	—	—	63,820	489,027
Paula Marshall	100,000	88,288	95,160	—	—	3,188	286,636
José R. Mas	100,000	88,288	95,160	—	—	4,107	287,555
Thomas A. Petrie	105,000	88,288	95,160	—	—	3,188	291,636
Donald F. Robillard, Jr.	120,000	88,288	95,160	—	—	3,188	306,636
Edward B. Rust, Jr. (3)	105,000	88,288	95,160	—	3,432	3,188	295,068
John D. Zeglis	107,500	88,288	95,160	—	—	3,188	294,136

(1)
Ms. Bellinger was appointed to the Board of Directors on July 1, 2018.

(2)
The amount included in the column captioned "All Other Compensation" reflects $54,228 for personal use of our aircraft, $3,135 in club memberships, $1,674 in event tickets and $4,783 in dividends on restricted stock. The value shown for personal use of our aircraft is the incremental cost to us of such use, which is calculated based on the variable operating costs to us per nautical mile of operation, which include fuel costs, repairs, meals, professional services, travel expenses and licenses and fees. Fixed costs that do not change based on usage, such as the cost of aircraft, pilot salaries, insurance, rent, and other costs, were not included. The amount reported includes deadhead flights and is reduced by any reimbursements to us. The amount reported for Mr. Helmerich is attributable primarily to flights in connection with attending board meetings of publicly held companies. Flights for Mr. Helmerich comply with the Company's aircraft use policy described on page 29 in the CD&A.

(3)
The reported amount of $3,432 is the above-market portion of interest earned pursuant to the interest investment alternative under the Director Plan.

(4)
Cash retainers and committee chair fees are paid quarterly in March, June, September, and December.

(5)
With the exception of Mr. Helmerich addressed in footnote (2) above, all amounts in this column are dividends on restricted stock.

(6)
The amounts included in the columns captioned "Stock Awards" and "Option Awards" represent the aggregate grant date fair value of restricted stock and option awards determined pursuant to FASB ASC Topic 718. For restricted stock, fair value (and the number of shares granted) is calculated based on the closing sales price of our stock on the date of grant. We use a Black-Scholes valuation formula to estimate the fair value of options for amortization to compensation expense as well as to calculate the number of shares to be awarded in connection with stock option grants to Directors. However, the two formulas utilize different inputs, such as a single closing price of our stock on the grant date (for accounting expense) and a ten-day closing price average

  (for computing awards). Therefore, the value in the table is different than the intended award value discussed in the narrative preceding the table. Further, because the amounts in the table reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by our Directors. For additional information, including valuation assumptions with respect to the grants, refer to note 7, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2018, included in the 2018 Annual Report on Form 10-K filed with the SEC on November 16, 2018.

        The following table provides information on the outstanding equity awards at September 30, 2018 for non-employee Directors. This table includes unexercised option awards reflected in each row below on an award-by-award basis. With the exception of options granted during fiscal year 2018, all options vested on the date of grant and expire ten years following the grant date. Options granted in fiscal year 2018 vest on the one-year anniversary of the grant date. Also, note that while not reflected in the table below, at September 30, 2018, all Directors (with the exception of Mr. Helmerich and Ms. Bellinger) held 1,511 restricted shares that were granted on December 4, 2017 and vest on the one-year anniversary of said grant date. At September 30, 2018, Mr. Helmerich held 2,267 restricted shares that were granted on December 4, 2017 and also vest on the one-year anniversary of the date of grant. Finally, at September 30, 2018, Ms. Bellinger held 706 restricted shares that were granted on July 1, 2018 and vest on the one-year anniversary of the date of grant. The Directors in the table below presently (as of December 14, 2018) hold the number of shares of restricted stock as set forth in the footnotes to the Security Ownership of Management table on page 6.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2018 YEAR-END

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Delaney M. Bellinger	7/1/2018	—	2,926	63.76	7/1/2028
Kevin G. Cramton	3/1/2017	5,242		69.91	3/1/2027
	12/4/2017	—	7,371	58.43	12/4/2027
Randy A. Foutch	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
	12/5/2016	4,790	—	81.31	12/5/2026
	12/4/2017	—	7,371	58.43	12/4/2027
Hans Helmerich	12/2/2008	60,000	—	21.065	12/2/2018
	12/1/2009	80,000	—	38.015	12/1/2019
	12/7/2010	40,000	—	47.935	12/7/2020
	12/6/2011	62,000	—	59.76	12/6/2021
	12/4/2012	83,000	—	54.18	12/4/2022
	12/2/2014	11,777	—	68.83	12/2/2024
	11/30/2015	18,841	—	58.25	11/30/2025
	12/5/2016	7,185	—	81.31	12/5/2026
	12/4/2017	—	11,057	58.43	12/4/2027
Paula Marshall	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
	12/5/2016	4,790	—	81.31	12/5/2026
	12/4/2017	—	7,371	58.43	12/4/2027
José R. Mas	3/1/2017	5,242		69.91	3/1/2027
	12/4/2017	—	7,371	58.43	12/4/2027
Thomas A Petrie	6/6/2012	1,208	—	47.29	6/6/2022
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
	12/5/2016	4,790	—	81.31	12/5/2026
	12/4/2017	—	7,371	58.43	12/4/2027
Donald F. Robillard, Jr.	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
	12/5/2016	4,790	—	81.31	12/5/2026
	12/4/2017	—	7,371	58.43	12/4/2027
Edward B. Rust, Jr.	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
	12/5/2016	4,790	—	81.31	12/5/2026
	12/4/2017	—	7,371	58.43	12/4/2027
John D. Zeglis	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
	12/5/2016	4,790	—	81.31	12/5/2026
	12/4/2017	—	7,371	58.43	12/4/2027

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our directors, officers, and certain beneficial owners (collectively, "Section 16 Persons") to file with the SEC and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for fiscal year 2018 and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to fiscal year 2018, except that due to clerical oversights, a Form 4 for phantom stock granted to Mr. Rust under the Director Plan was filed late on March 9, 2018 and a Form 4 for a stock sale by Mr. Tardio was filed late on June 8, 2018.

Summary of All Existing Equity Compensation Plans

        The following chart sets forth information concerning our equity compensation plans as of September 30, 2018.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,499,153 (1)	$58.6188	4,180,459 (3)
Equity compensation plans not approved by security holders (2)	—	—	—
Total	3,499,153	$58.6188	4,180,459

(1)
Includes the Company's 2005 Plan, the 2010 Plan, and the 2016 Plan.

(2)
We do not maintain any equity compensation plans that have not been approved by the stockholders.

(3)
The reported 4,180,459 shares available for future issuance pertain to our 2016 Plan approved by our stockholders at the March 2, 2016 Annual Meeting of Stockholders. Of the 4,180,459 shares that remain available for issuance under our 2016 Plan, up to 2,090,229 shares may be awarded as restricted stock or certain other awards as contemplated under the 2016 Plan.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed the firm of Ernst & Young LLP as the independent registered public accounting firm ("independent auditors") to audit our financial statements for fiscal year 2019. A proposal will be presented at the Annual Meeting asking the stockholders to ratify this appointment. The firm of Ernst & Young LLP has served us in this capacity for many years.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions. In the event the stockholders do not ratify the appointment of Ernst & Young LLP as the independent auditors to audit our financial statements for fiscal year 2019, the Audit Committee will consider the voting results and evaluate whether to select a different independent auditor.

        Although ratification is not required by Delaware law, our Certificate of Incorporation or our By-laws, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may select different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2019.

Audit Fees

        The following table sets forth the aggregate fees and costs paid to Ernst & Young LLP during the last two fiscal years for professional services rendered to us:

	Years Ended September 30,
	2018	2017
Audit Fees (1)	$2,318,883	$1,707,249
Audit-Related Fees (2)	154,740	145,701
Tax Fees (3)	232,335	190,088
All Other Fees	—	—

Total	$2,705,958	$2,043,038

(1)
Includes fees for services related to the annual audit of the consolidated financial statements for the years ended September 30, 2018 and 2017 and the reviews of the financial statements included in our Form 10-Q reports, required domestic and international statutory audits and attestation reports, and the auditor's report for internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees for the year ended September 30, 2018 includes fees for services related to the acquisitions of Magnetic Variation Services, LLC and MOTIVE Drilling Technologies, Inc.

(2)
Includes fees for the audits of our Employee Retirement Plan, 401(k)/Thrift Plan, Employee Benefit Program, and Maintenance Costs of Common Area Facilities for a wholly-owned subsidiary.

(3)
Includes fees for services rendered for tax compliance, tax advice, and tax planning, including expatriate tax services.

        The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent registered public accounting firm as well as the fee charged for such services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of service, and is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate pre-approval authority for such services to one or more of its members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. For fiscal years 2017 and 2018, all of the audit and non-audit services provided by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with the Audit Committee Charter. In its review of all non-audit service fees, the Audit Committee considers, among other things, the possible effect of such services on the auditor's independence.

Audit Committee Report

        The Audit Committee of the Board of Directors is composed of five Directors and operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards set forth in our Corporate Governance Guidelines as well as the listing standards of the NYSE and the applicable rules of the SEC. Three members of the Audit Committee meet the "audit committee financial expert" requirements under applicable SEC rules. The Audit Committee charter is available on our website at www.hpinc.com under the "Governance" section. The Audit Committee reviews the adequacy of and compliance with such charter annually.

        The Company's management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"), establishing and maintaining internal controls over financial reporting and evaluating the effectiveness of such internal controls over financial reporting. Our independent registered public accounting firm is responsible for (i) auditing the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and for expressing an opinion on the conformity of the financial statements with GAAP and (ii) auditing our internal controls over financial reporting in accordance with such standards and for expressing an opinion as to the effectiveness of those controls.

        The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of our financial reporting process and the audits of our consolidated financial statements and our internal controls over financial reporting. In this regard, the Audit Committee meets periodically with management, our internal auditor and our independent registered public accounting firm. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. As part of fulfilling this responsibility, the Audit Committee engages in an annual evaluation of, among other things, our independent registered public accounting firm's qualifications, competence, integrity, expertise, performance, independence and communications with the Audit Committee, and whether our independent registered public accounting firm should be retained for the upcoming year's audit. The Audit Committee discusses with the Company's internal auditor and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company's internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee reviews significant audit findings together with management's responses thereto. The Audit Committee performs other activities throughout the year, in accordance with the responsibilities of the Audit Committee specified in the Audit Committee charter.

        In its oversight role, the Audit Committee reviewed and discussed our audited consolidated financial statements and our internal controls over financial reporting with management and with Ernst & Young LLP ("E&Y"), our independent registered public accounting firm for fiscal year 2018. Management and E&Y indicated that our consolidated financial statements as of and for the year ended September 30, 2018 were fairly stated in accordance with GAAP and that our internal controls over financial reporting were effective as of September 30, 2018. The Audit Committee discussed with E&Y and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality, not just the acceptability, of our consolidated financial statements and management's financial reporting process. The Audit Committee and E&Y also discussed any issues deemed significant by E&Y or the Audit Committee, including the matters required to be discussed pursuant to PCAOB Auditing Standard 1301, the rules of the SEC and other applicable regulations.

        E&Y has provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and the Audit Committee discussed with E&Y the firm's independence. The Audit Committee also concluded that E&Y's provision of other permitted non-audit services to us and our related entities is compatible with E&Y's independence.

        Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for our fiscal year ended September 30, 2018, filed with the SEC.

Submitted by the Audit Committee
Donald F. Robillard, Jr., Chairman Delaney M. Bellinger Kevin G. Cramton Edward B. Rust, Jr. John D. Zeglis

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Exchange Act and the related rules of the SEC, the Company is requesting stockholder approval, on an advisory basis, of the compensation of the Company's NEOs as disclosed in this proxy statement. The Human Resources Committee has overseen the development of a compensation program that is described more fully in the Executive Compensation Discussion and Analysis section of this proxy statement, including the related compensation tables and narrative. Our compensation program is designed to attract and retain qualified executives who are critical to the successful implementation of our strategic business plan. Further, we believe that our compensation program promotes a performance-based culture and aligns the interests of executives with those of stockholders by linking a substantial portion of compensation to the Company's performance. It balances short-term and long-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for our stockholders over the long-term. The Company believes that its compensation program is appropriate and has served to accomplish the goals mentioned above. In deciding how to vote on this proposal, the Board urges you to consider the Executive Compensation Discussion and Analysis beginning on page 22 of this proxy statement.

        For the reasons discussed, the Board recommends a vote in favor of the following resolution:

        "Resolved, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company's NEOs as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in the proxy statement)."

        As an advisory vote, this proposal is not binding on the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for NEOs.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Householding of Annual Meeting Materials

        The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as "householding." We do not household our notice with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.

        Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice, or if you are receiving multiple copies of the notice and wish to receive only one, please notify your broker. Stockholders who currently receive multiple notices at their address and would like to request "householding" of their communications should contact their broker.

Stockholder Proposals and Nominations

Proposals for Inclusion in our 2019 Proxy Materials

        SEC rules permit stockholders to submit proposals to be included in our proxy materials if the stockholder and the proposal satisfy the requirements specified in Rule 14a-8 under the Exchange Act. For a stockholder proposal to be considered for inclusion in our proxy statement and accompanying proxy for the 2020 annual meeting, the proposal must be received by our Corporate Secretary at the address provided below on or before September 24, 2019.

Director Nominations for Inclusion in our 2020 Proxy Materials (Proxy Access)

        Our proxy access by-law permits a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company's outstanding common stock continuously for at least three years to nominate and include in the Company's proxy materials Director candidates constituting up to the greater of two individuals or 20% of the Board of Directors, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our By-laws. For the 2020 annual meeting, notice of a proxy access nomination must be received by our Corporate Secretary at the address provided below during the period beginning August 25, 2019, and ending September 24, 2019.

Other Proposals or Nominations to be brought before our 2020 Annual Meeting

        Our By-laws permit a stockholder of record to propose items of business and/or nominate Director candidates that are not intended to be included in our proxy materials if the stockholder complies with the procedures set forth in our advance notice by-law. For the 2020 annual meeting, notice of such proposals or nominations must be received by our Corporate Secretary at the address provided below during the period beginning November 6, 2019, and ending December 6, 2019.

Address for Submission of Notices and Additional Information

        All stockholder nominations or proposals of other items of business to be considered by stockholders at the 2020 annual meeting (whether or not intended for inclusion in our proxy materials) must be submitted in writing to the attention of our Corporate Secretary at our headquarters address: 1437 South Boulder Avenue, Tulsa, Oklahoma 74119.

        In addition, both the proxy access and the advance notice provisions of our By-laws require a stockholder's notice of a nomination or other item of business to include certain information. Director nominees must also meet certain eligibility requirements. Any stockholder considering introducing a nomination or other item of business should carefully review our By-laws.

By Order of the Board of Directors,
/s/ DEBRA R. STOCKTON Debra R. Stockton General Counsel and Corporate Secretary

Dated: January 22, 2019

VIEW MATERIALS & VOTE w SCAN TO HELMERICH & PAYNE, INC. 1437 S. BOULDER AVENUE SUITE 1400 TULSA, OK 74119-3623 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on March 4, 2019 for shares held directly and by 11:59 P.M. Eastern Time on February 28, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on March 4, 2019 for shares held directly and by 11:59 P.M. Eastern Time on February 28, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. **If you vote by Internet or telephone, you do not need to mail back the attached proxy card. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E54215-P16047 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HELMERICH & PAYNE, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1a. Delaney M. Bellinger ! ! ! ! ! ! 1b. Kevin G. Cramton 2. Ratification of Ernst & Young LLP as auditors for 2019. 1c. Randy A. Foutch 3. Advisory vote on executive compensation. 1d. Hans Helmerich NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1e. John W. Lindsay 1f. José R. Mas 1g. Thomas A. Petrie 1h. Donald F. Robillard, Jr. 1i. Edward B. Rust, Jr. ! 1j. John D. Zeglis For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E54216-P16047 HELMERICH & PAYNE, INC. Annual Meeting of Stockholders This proxy is solicited by and on behalf of the Board of Directors The undersigned hereby appoints as his/her proxies, with powers of substitution and revocation, Hans Helmerich, John W. Lindsay, and Cara M. Hair, and each of them (the "Proxies"), to vote all shares of Helmerich & Payne, Inc., which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Helmerich & Payne, Inc., to be held at Boulder Towers, H&P Conference Center, 11th Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, on Tuesday, March 5, 2019, at 12:00 noon, Tulsa time, and all adjournments thereof. THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE FULL SLATE OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTER SHOULD PROPERLY BE BROUGHT BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address changes/comments: